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Exhibit (a)(1)(A)

        Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ATS CORPORATION

at

$3.20 Net Per Share in Cash

by

ATLAS MERGER SUBSIDIARY, INC.

a direct wholly owned subsidiary of

SALIENT FEDERAL SOLUTIONS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.
NEW YORK CITY TIME, ON MARCH 26, 2012, UNLESS THE OFFER IS EXTENDED

        The Offer (as defined below) is being made in accordance with an Agreement and Plan of Merger, dated as of February 21, 2012 (the "Merger Agreement"), by and among Salient Federal Solutions, Inc., a Delaware corporation ("Parent"), Atlas Merger Subsidiary, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent ("Purchaser") and ATS Corporation, a Delaware corporation (the "Company"). Purchaser is offering to purchase all of the outstanding shares (the "Shares") of the common stock of the Company, par value $0.0001 per share (the "Company Common Stock"), at a price of $3.20 per Share net to the seller in cash, without interest and less any required withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below).

        Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") in the Merger and a direct wholly owned subsidiary of Parent. As a result of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or the Company or by any stockholder of the Company who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price.

        The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The term "Minimum Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares which have been validly tendered and not properly withdrawn prior to the expiration of the Offer, together with any other Shares then beneficially owned by Parent or Purchaser (if any), represent at least 75% of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option (as defined below))). The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer". The Information Agent for this Offer is D.F. King & Co., Inc.

        The board of directors of the Company (the "Company Board") has (i) authorized and approved the execution, delivery and performance of the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions"), (iii) determined that the terms of the Merger Agreement, the Merger, the Offer and the Transactions are advisable and fair to and in the best interests of the Company and the stockholders of the Company and (iv) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer and vote in favor of the adoption of the Merger Agreement if required by applicable law.

February 28, 2012

 IMPORTANT

        Any stockholder of the Company wishing to tender Shares in the Offer should either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase (as it may be amended and supplemented from time to time, the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below) together with certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender its Shares.

        Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure described in Section 3—"Procedures for Accepting the Offer and Tendering Shares".

        Questions and requests for assistance may be directed to the Information Agent (as defined below) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokerage Firms Please Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 967-5079
Email: tender@dfking.com

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

 TABLE OF CONTENTS

SUMMARY TERM SHEET	4
INTRODUCTION	11
THE TENDER OFFER	12
1. Terms of the Offer	12
2. Acceptance for Payment and Payment for Shares	16
3. Procedures for Accepting the Offer and Tendering Shares	17
4. Withdrawal Rights	20
5. Material United States Federal Income Tax Consequences	21
6. Price Range of Shares; Dividends	23
7. Certain Information Concerning the Company	23
8. Certain Information Concerning Parent and Purchaser	24
9. Source and Amount of Funds	25
10. Background of the Offer; Past Contacts or Negotiations with the Company	27
11. The Transaction Agreements	34
12. Purpose of the Offer; Plans for the Company	51
13. Certain Effects of the Offer	54
14. Dividends and Distributions	55
15. Certain Conditions of the Offer	56
16. Certain Legal Matters; Regulatory Approvals	57
17. Fees and Expenses	59
18. Miscellaneous	59
SCHEDULE I	61

 SUMMARY TERM SHEET

        Atlas Merger Subsidiary, Inc., a direct wholly owned subsidiary of Parent, is offering to purchase all of the outstanding Shares for $3.20 per Share net in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

        The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we", "our", or "us" refer to Purchaser or Parent, as the context requires.

Who is offering to buy my securities?

        Our name is Atlas Merger Subsidiary, Inc., a Delaware corporation formed for the purpose of making this Offer. We are a direct wholly owned subsidiary of Salient Federal Solutions, Inc., a Delaware corporation. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Parent and Purchaser".

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all of the outstanding shares of common stock, par value $0.0001 per share, of the Company. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer".

Is there an agreement governing the Offer?

        Yes. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the Merger. See Section 11—"The Transaction Agreements" and Section 15—"Certain Conditions of the Offer".

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $3.20 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

What does the Company Board think of the Offer?

        The Company Board has (i) authorized and approved the execution, delivery and performance of the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the Offer, the

Merger and the Transactions, (iii) determined that the terms of the Merger Agreement, the Merger, the Offer and the Transactions are advisable and fair to and in the best interests of the Company and the stockholders of the Company and (iv) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer and vote in favor of the adoption of the Merger Agreement if required by applicable law.

        A description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company's stockholders together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We will have sufficient financial resources available to us. Parent and Purchaser have received commitment letters pursuant to which (i) Frontenac IX Private Capital Limited Partnership, Frontenac IX Private Capital A Limited Partnership and Frontenac IX Private Capital (Cayman) Limited Partnership (collectively, the "Investors") have provided an equity commitment of up to an aggregate of $17 million to Parent and Purchaser (the "Equity Financing"); (ii) PNC Mezzanine Capital ("PNC MC"), through an affiliated investment vehicle, has committed to provide an aggregate of $17.25 million, comprised of $12.25 million of senior subordinated notes and $5 million of equity co-investment (approximately $3.0 million funded at closing) (together, the "Mezzanine Financing"); and (iii) RBS Citizens, N.A., Citizens Bank of Pennsylvania, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Bank of America, N.A. and SunTrust Bank and SunTrust Robinson Humphrey, Inc. (collectively, the "Creditors") have provided a debt commitment of up to $95 million (the "Debt Financing"). We anticipate that the Equity Financing, the Mezzanine Financing and the Debt Financing will be sufficient to fund the purchase of all the Shares in the Offer and complete the Merger and the Transactions, and to pay related transaction fees and expenses. See Section 9—"Source and Amount of Funds".

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision of whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Investors, PNC MC and the Creditors have sufficient funds available to contribute to us to consummate the purchase of the Shares in the Offer and the Merger and will arrange for us to have sufficient funds to consummate the Transactions;

  •
  Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger;

  •
  the Offer is not subject to any financing condition, and we will pay for the entire purchase price in cash; however, we have the right to terminate the Merger Agreement if all conditions to the Offer have been satisfied and financing is not available, subject to our payment of a reverse termination fee (see Section 11—"The Transaction Agreements" for a discussion of this and other termination rights in the Merger Agreement); and

  •
  if we consummate the Offer, we expect to acquire in the Merger any remaining Shares not purchased in the Offer for the same cash price.

        See Section 9—"Source and Amount of Funds".

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 11:59 p.m., New York City time, on March 26, 2012 (the "Expiration Time"), to tender your Shares in the Offer, unless we extend the Offer, in which event you will have until the expiration date of the Offer as so extended. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares".

Can the Offer be extended and, if so, under what circumstances?

        Yes. We have agreed in the Merger Agreement that so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms:

  •
  Subject to our and the Company's termination rights in the Merger Agreement as described in Section 11—"The Transaction Agreements", we will extend the Offer for up to two (2) consecutive periods of no more than five (5) business days (or such longer period as may be agreed to by the Company) if any of the conditions to our obligation to accept for payment and pay for the Shares validly tendered and not properly withdrawn pursuant to the Offer (the "Offer Conditions") has not been satisfied or waived. We will not, however, be required to extend the Offer after the date on which the SEC has confirmed that it has no further comments on the Proxy Statement (or the first (1st) date following the tenth (10th) calendar day after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement).

  •
  Subject to our and the Company's termination rights in the Merger Agreement as described in Section 11—"The Transaction Agreements", we must extend the Offer for any period or periods required by any rule, regulation or interpretation or position of the SEC (or its staff) applicable to the Offer. However, we will not be required to extend the Offer beyond the Outside Date. The "Outside Date" is July 31, 2012.

  •
  We may, without the consent of the Company and in Parent's sole discretion, extend the Offer for one (1) or more subsequent offering periods of not less than ten (10) business days.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Wells Fargo, Bank, N.A., the depositary for the Offer (the "Depositary"), of the extension, and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer".

Will you provide a subsequent offering period?

        We may provide for one or more subsequent offering periods (as described in Section 1—"Terms of the Offer") in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), of not less than ten (10) business days following our acceptance of the Shares in the Offer. If we elect to provide or extend any subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire or the date of termination of any subsequent offering period.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  satisfaction of the Minimum Condition; and

  •
  expiration or termination of any applicable waiting period under the HSR Act.

        The term "Minimum Condition" is described in Section 15—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares which have been validly tendered and not withdrawn prior to the expiration of the Offer, together with any other Shares then beneficially owned by Parent or Purchaser (if any), represent at least 75% of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option (as defined below))).

        The Offer is also subject to other important conditions set forth in this Offer to Purchase. We may not waive the Minimum Condition without the prior written consent of the Company. However, we may waive certain other conditions in our sole discretion without the Company's consent. See Section 15—"Certain Conditions of the Offer".

How do I tender my Shares?

        To tender your Shares, you must deliver to the Depositary the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration date of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined below) guarantee on or prior to the expiration date of the Offer that the missing items will be received by the Depositary within three trading days in the NYSE Amex after the expiration date of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within such three trading day period. See Section 3—"Procedures for Accepting the Offer and Tendering Shares".

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by April 28, 2012, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See Section 4—"Withdrawal Rights".

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares and provide the required information to the Depositary while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights".

If the Offer is completed, will the Company continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company will no longer be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through NYSE Amex or other securities exchanges, there may not be an active public trading market for the Shares, and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer".

Will the Offer be followed by a Merger if all of the Shares are not tendered in the Offer?

        Yes. If we accept for payment and pay for at least 75% of the Shares on a fully diluted basis, we expect to effect our Merger with and into the Company. If that Merger takes place, all remaining stockholders of the Company (other than Parent, Purchaser or the Company and any stockholders validly exercising their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will receive $3.20 per Share net in cash, without interest and less any required withholding taxes, and the Company will become a wholly owned subsidiary of Parent. See the "Introduction" to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares in the Offer and the Merger occurs, your Shares will be converted into the right to receive an amount equal to the price per share paid in the Offer payable in cash, without interest and less any required withholding taxes. Unless you validly exercise your appraisal rights under Section 262 of the DGCL, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares in cash, less any required withholding taxes.

        Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we purchase the Shares that are tendered, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded through NYSE Amex or other securities exchanges and there may not be an active public trading market for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer".

What is the market value of my Shares as of a recent date?

        On February 17, 2012, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price of the Company's common stock reported on NYSE Amex was $3.25 per Share. On February 27, 2012, the last full trading day prior to our commencement of the Offer, the closing sale price of the Company's common stock reported on NYSE Amex was $3.19 per Share. We encourage you to obtain a recent quotation for the Shares when deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends".

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        Yes. Concurrently with the execution of the Merger Agreement, Joel R. Jacks, Peter M. Schulte, Dr. Edward H. Bersoff, Lampe, Conway & Co., LLC, Revelation Special Situations Fund Ltd., Carl Marks & Co., Inc. and Minerva Group LP, have each agreed to tender a portion of their Shares upon the terms and subject to the conditions set forth in the Undertaking Agreements and the Stockholder Agreements (as defined in Section 11 hereof). The Shares subject to the Undertaking Agreements and the Stockholder Agreements comprise approximately 40% of the outstanding Shares (calculated in the same manner as the Minimum Condition). The Undertaking Agreements and the Stockholder Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement. See Section 11—"The Transaction Agreements".

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15—"Certain Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $3.20 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment of Shares."

What is the Top-Up Option and when could it be exercised?

        The Company has granted to Purchaser an irrevocable right (the "Top-Up Option"), which Purchaser shall exercise following consummation of the Offer, if necessary, to purchase from the Company the number of Shares that, when added to the Shares already owned by Parent or any of its subsidiaries following consummation of the Offer, constitutes one (1) Share more than 90% of the then outstanding Shares. See Section 11—"The Transaction Agreements". If Parent, Purchaser and any of their respective affiliates acquire at least 90% of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser will complete the Merger through the "short form" procedures available under Delaware law.

What will happen to my stock options in the Offer?

        The Offer is not made for any stock options to purchase Shares, including options that were granted under the ATS Corporation 2006 Omnibus Incentive Compensation Plan, as amended (the "Company Stock Plan"), (the "Company Options"). Pursuant to the Merger Agreement, upon the effectiveness of the Merger (the "Effective Time"), each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) will be canceled in exchange for a cash payment by the Company of an amount equal to (A) the excess, if any, of (x) the Offer Price over (y) the exercise price per Share subject to such Company Option, multiplied by (B) the number of Shares for which such Company Option has not earlier been exercised. The cash amount will be paid as soon as reasonably practicable, and in no event more than ten (10) days, after the Effective Time, without interest and less any required withholding taxes. See Section 11—"The Transaction Agreements."

What will happen to my restricted shares in the Offer?

        The Offer is not made for any Shares that are subject to restrictions under the Company Stock Plan (the "Company Restricted Stock"). Pursuant to the Merger Agreement, immediately prior to the Effective Time, each share of Company Restricted Stock then outstanding will be deemed vested and all restrictions and forfeiture provisions related thereto will lapse. As a result, upon the consummation of the Merger, holders of what was previously Company Restricted Stock will receive the same consideration as other Company stockholders. See Section 11—"The Transaction Agreements".

What are the U.S. Federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes. If you hold Shares as capital assets for U.S. Federal income tax purposes and are a U.S. Holder (as defined under Section 5—"Material United States Federal Income Tax Consequences"), you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received (including any amount withheld on account of withholding taxes) and your adjusted tax basis in the Shares. See Section 5—"Material United States Federal Income Tax Consequences".

We urge you to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Who should I call if I have questions about the Offer?

        You may call D.F. King & Co., Inc. in its capacity as Information Agent at (800) 967-5079. See the back cover of this Offer to Purchase for additional contact details.

To the Holders of Shares of
Common Stock of ATS Corporation:

INTRODUCTION

        Atlas Merger Subsidiary, Inc., a Delaware corporation ("Purchaser") and direct wholly owned subsidiary of Salient Federal Solutions, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $0.0001 per share (the "Company Common Stock") of ATS Corporation, a Delaware corporation (the "Company"), at a price of $3.20 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal that accompanies this Offer to Purchase (as it may be amended and supplemented from time to time, and together with the Letter of Transmittal, the "Offer").

        The Offer is being made in accordance with an Agreement and Plan of Merger, dated as of February 21, 2012 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement is more fully described in Section 11—"The Transaction Agreements".

        The Offer is conditioned upon, among other things:

  •
  satisfaction of the Minimum Condition; and

  •
  expiration or termination of any applicable waiting period under the HSR Act.

        The term "Minimum Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares that have been validly tendered and not properly withdrawn prior to the expiration of the Offer, together with any other Shares then beneficially owned by Parent or Purchaser (if any), represent at least 75% of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option (as defined below))).

        The Offer is also subject to other important conditions set forth in this Offer to Purchase. We may not waive the Minimum Condition without the prior written consent of the Company. However, we may waive certain other conditions in our sole discretion without the Company's consent. See Section 15—"Certain Conditions of the Offer".

        There is no financing condition to the Offer, and we will pay for the entire purchase price of the Shares in cash; however, Purchaser has the right to terminate the Merger Agreement if all conditions to the Offer have been satisfied and financing is not available, subject to its payment of a reverse termination fee. See Section 11—"The Transaction Agreements" for a discussion of this and other termination rights in the Merger Agreement.

        The Company has advised Parent that, as of February 27, 2012, (i) 23,253,262 shares of the Company Common Stock (which includes 149,258 shares of the Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, the "Company Restricted Stock")) were issued and outstanding, (b) 8,897,893 shares of the Company Common Stock were held by the Company in its treasury, (c) 527,000 shares of the Company Common Stock were subject to outstanding issuance pursuant to stock options granted and outstanding under the Company Stock Plan (as defined below) (the "Company Options") and 363,638 additional shares of the Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan and (d) no shares of the Company's preferred stock, par value $0.0001 per share (the "Company Preferred Stock") were issued or outstanding.

        Tendering stockholders who are record owners of their Shares and tender directly to the Depositary, will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Company Board has unanimously (i) authorized and approved the execution, delivery and performance of the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the Transactions, (iii) determined that the terms of the Merger Agreement, the Merger, the Offer and the Transactions are advisable and fair to and in the best interests of the Company and the stockholders of the Company and (iv) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer and vote in favor of the adoption of the Merger Agreement if required by applicable Law (the "Company Board Recommendation").

        A description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company's stockholders together with this Offer to Purchase (the "Schedule 14D-9").

        The Merger Agreement provides that, subject to the conditions described in Section 11—"The Transaction Agreements" and Section 15—"Certain Conditions of the Offer", Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation as a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $3.20 per Share in cash, without any interest and less any required withholding taxes except for (i) Shares owned by the Company or any of its wholly owned subsidiaries (or held in the Company's treasury) or owned by Parent or Purchaser, which will be cancelled and will cease to exist and (ii) Shares owned by the Company's stockholders who validly exercise and perfect their appraisal rights under the General Corporation Law of the State of Delaware (the "DGCL").

        The Merger is subject to the satisfaction or (to the extent permitted under applicable law) waiver of certain conditions, including, if required by applicable law, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. The Company has agreed to, as promptly as practicable following the acceptance for payment by Purchaser of any Shares pursuant to the Offer (the "Acceptance Time"), take all action necessary under all applicable laws to duly call, give notice of and hold a meeting of the holders of Shares to vote on the adoption of the Merger Agreement and approval of the Merger (the "Company Stockholders' Meeting"). Parent has agreed to cause all Shares owned of record by it or any of its subsidiaries (including Purchaser) to be voted in favor of adoption of the Merger Agreement. If the Minimum Condition and the other Offer Conditions (as defined below) are satisfied and the Offer is completed, Parent and Purchaser will own a number of Shares sufficient to cause the Merger Agreement to be adopted without the affirmative vote or written consent of any other holder of Shares. See Section 11—"The Transaction Agreements".

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1. Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn as permitted under Section 4—"Withdrawal Rights". The Offer will expire at 11:59 p.m., New York City time, on March 26, 2012, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the expiration date of the Offer is the latest date at which the Offer, as so extended, expires (such date, including any such extensions, the "Expiration Date").

        Purchaser will not be required to accept for payment or pay for any validly tendered Shares pursuant to the Offer if, at any time on or after February 21, 2012 and before the expiration of the Offer, any of the following conditions exists and is continuing at the Expiration Time:

          (a)   by 11:59 p.m., New York City time, on the Expiration Date, the number of Shares validly tendered in the Offer and not withdrawn, together with the Shares then beneficially owned by Parent or Purchaser (if any), does not represent at least 75% of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option (as defined below))) (the "Minimum Condition"); or

          (b)   any waiting period under the HSR Act has not expired or been terminated.

        Purchaser will not be required to accept for payment or pay for any validly tendered Shares pursuant to the Offer if, at any time after February 21, 2012, and before acceptance for payment of any of the Shares, any of the following conditions (the "Offer Conditions") have not been satisfied or (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") waived, and are existing and continuing at the Expiration Time:

          (a)   there shall have been any law or judgment enacted or deemed applicable to the Offer or Merger by any governmental entity the effect of which is to make illegal or otherwise prohibit, enjoin or restrain consummation of the Offer or the Merger;

          (b)   there shall be instituted a proceeding by any governmental entity seeking any of the consequences referred to in paragraph (a) immediately above;

          (c)   there shall have occurred a Material Adverse Effect (as defined below);

          (d)   the Company has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (e)   (i) any representations and warranties of the Company contained in the Merger Agreement that are qualified by reference to materiality or Material Adverse Effect are not true and correct as of the date of the Merger Agreement and the acceptance of payment for the Shares (except to the extent that any such representations speak as of a specified date, in which case only as of such specified date) and (ii) any representations and warranties of the Company contained in the Merger Agreement that are not qualified by reference to materiality or Material Adverse Effect are not true and correct as of the date of the Merger Agreement and the acceptance of payment for the Shares (except to the extent that any such representations speak as of a specified date, in which case only as of such specified date), other than for such failures to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) that has not had or would not reasonably be expected to have a Material Adverse Effect;

          (f)    any of the representations of the Company contained in the Merger Agreement relating to the Company's (i) organization, standing and power, (ii) subsidiary, (iii) capitalization, (iv) authority to enter into, and due execution and delivery, and enforceability of, the Merger Agreement and (v) filing of SEC documents and undisclosed liabilities are not true and correct as of February 21, 2012 and the Acceptance Time (except to the extent that any such representations speak as of a specified date, in which case only as of such specified date, and except, with respect to the Company's representation related to capitalization, immaterial changes in the Company's capitalization); or

          (g)   the Merger Agreement has been terminated in accordance with its terms.

        There is no financing condition to the Offer, and we will pay for the entire purchase price of the Shares in cash; however, Purchaser has the right to terminate the Merger Agreement if all conditions to the Offer have been satisfied and financing is not available, subject to its payment of a reverse termination fee. See Section 11—"The Transaction Agreements" for a discussion of this and other termination rights in the Merger Agreement.

        Subject to our and the Company's termination rights in the Merger Agreement as described in Section 11—"The Transaction Agreements", we will extend the Offer for up to two (2) consecutive periods of no more than five (5) business days (or such longer period as may be agreed to by the Company) if any of the conditions to our obligation to accept for payment and pay for the Shares validly tendered and not properly withdrawn pursuant to the Offer (the "Offer Conditions") has not been satisfied or waived. We will not, however, be required to extend the Offer after the date on which the SEC has confirmed that it has no further comments on the Proxy Statement (or the first (1st) date following the tenth (10th) calendar day after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement).

        Subject to our and the Company's termination rights in the Merger Agreement as described in Section 11—"The Transaction Agreements", we must extend the Offer for any period or periods required by any rule, regulation or interpretation or position of the SEC (or its staff) applicable to the Offer. However, we will not be required to extend the Offer beyond the Outside Date. The "Outside Date" is July 31, 2012.

        We may, without the consent of the Company and in Parent's sole discretion, extend the Offer for one (1) or more subsequent offering periods of not less than ten (10) business days.

        Any extension of the Offer will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares except during any Subsequent Offering Period. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 28, 2012. However, if the initial offering period has expired and Purchaser provides for a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written or telegraphic transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed. A subsequent offering period would be an additional period of time of not less than ten (10) business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date, during which stockholders may tender Shares not tendered in the Offer.

        Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares" below), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined below) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

        Subject to applicable law, the rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right (in its sole discretion) to waive, in whole or in part, any condition of the Offer or to modify the terms of the Offer. However, without the prior written consent of the Company, Purchaser may not (i) waive the Minimum Condition; (ii) change the form of consideration payable in the Offer or decrease the Offer Price; (iii) decrease the number of Shares sought pursuant to the Offer; (iv) impose any condition to the Offer in addition to the Offer Conditions; (v) except as otherwise permitted by the Merger Agreement, extend the Expiration Time; or (vi) amend the Offer or any Offer Condition in any manner that is adverse to the holders of Company Common Stock. The Offer may not be withdrawn prior to the scheduled Expiration Date, unless it has been terminated in accordance with the Merger Agreement.

        The rights reserved by Purchaser described in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15—"Certain Conditions of the Offer". Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights". However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, an offer generally must remain open for a minimum of ten (10) business days following the dissemination of such information to stockholders.

        The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, purchase and promptly pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. If Purchaser provides a Subsequent Offering Period, Purchaser will accept for payment, purchase and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1—"Terms of the Offer". In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 16—"Certain Legal Matters; Regulatory Approvals". For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 16—"Certain Legal Matters; Regulatory Approvals".

        In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3. Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates evidencing such tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided) or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery". No alternative, conditional or contingent tenders will be accepted.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days in the NYSE Amex after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment.    By executing the Letter of Transmittal (or delivering on Agent's Message), the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

  •
  all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

  •
  all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

  •
  no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective); and

  •
  the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

        Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders.

4. Withdrawal Rights.

        Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 28, 2012.

        For a withdrawal to be effective, a written transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded.    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date or during a Subsequent Offering Period, if any.

        No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer".

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material United States Federal Income Tax Consequences.

        The following is a general summary of material U.S. Federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (including by exercise of appraisal rights under the DGCL as described herein under Section 12—"Purpose of the Offer; Plans for the Company"). This summary does not purport to address all U.S. Federal income tax matters that may be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (i) persons that are subject to special expatriation rules; (ii) financial institutions; (iii) insurance companies; (iv) dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for U.S. Federal income tax purposes; (vii) regulated investment companies; (viii) real estate investment trusts; (ix) persons that own (or are deemed to own) 5% or more of the Shares; (x) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (xi) persons that have a "functional currency" other than the U.S. dollar; and (xii) stockholders that acquired (or will acquire) Shares or other consideration through the exercise, vesting or cancellation of the Company Options, the Company Restricted Stock or otherwise as compensation. If an entity that is treated as a partnership or other pass-through entity for U.S. Federal income tax purposes is a beneficial owner of Shares, the treatment of an owner in such entity will generally depend upon the status of the owner and the activities of the entity. This discussion assumes that stockholders hold their Shares a capital asset, which generally is property held for investment. In addition, this summary does not address any U.S. Federal alternative minimum tax consequences of the Offer and the Merger to stockholders.

        This summary is not a complete analysis of all potential U.S. Federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. Federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and any such changes could apply retroactively and could adversely affect the tax consequences described below. For purposes of the Offer and the Merger, a "U.S. Holder" means a beneficial owner of Shares that is, for U.S. Federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and (b) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. For purposes of the Offer and the Merger, a "Non-U.S. Holder" is a beneficial owner of Shares that is not a U.S. Holder.

        The descriptions of U.S. Federal income tax consequences set forth below are for general information only. We urge you to consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the application of U.S. Federal, state, local and foreign tax laws and possible changes in such laws.

        Tax Consequences of the Offer and the Merger to U.S. Holders.    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes. You will generally recognize a capital gain or loss on a sale of your Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received (including any amount withheld on account of withholdings taxes) and your adjusted tax basis in the Shares. Your gain or loss will generally be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for the Shares exceeds one year as of the closing of the Offer or the Merger, as applicable. For both corporate and non-corporate taxpayers, the utilization of capital losses is subject to limitations.

        Tax Consequences of the Offer and the Merger to Non-U.S. Holders.    If you are a Non-U.S. Holder, gain arising from payments with respect to the Shares that you exchange in the Offer or the Merger generally will be exempt from U.S. Federal income tax, unless:

  •
  your gain, if any, on Shares is effectively connected with your conduct of a trade or business in the United States (and, if an appropriate income tax treaty applies, is attributable to your permanent establishment in the United States), and in such event (i) you will be subject to U.S. Federal income tax in the same manner as if you were a U.S. Holder (except that you should provide an IRS Form W-8ECI instead of a Substitute Form W-9) and (ii) if you are a corporation, you may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

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  you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, and in such event you will be subject to U.S. Federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares (net of certain losses recognized during such year).

        Backup Withholding.    All payments that you receive pursuant to the Offer or the Merger (including in connection with the exercise of appraisal rights) may be subject to tax information reporting and backup withholding. Payments will be subject to backup withholding (currently at a rate of 28%), unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient and certify facts that establish that you are not subject to backup withholding; or (ii) provide your correct taxpayer identification number ("TIN") and otherwise comply with applicable U.S. information reporting or certification requirements. If you are a U.S. Holder, you should complete and sign the Substitute Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to avoid backup withholding. If you do not provide a correct TIN, you may be subject to penalties imposed by the Internal Revenue Service ("IRS"). Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. Federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. Federal income tax return in a timely manner. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6. Price Range of Shares; Dividends.

        The Shares trade on NYSE Amex under the symbol "ATSC". The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on NYSE Amex based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2012
First Quarter (through February 27, 2012)	$3.25	$3.00
Fiscal Year Ending on December 31, 2011
First Quarter	$4.75	$2.68
Second Quarter	4.75	3.62
Third Quarter	4.65	2.90
Fourth Quarter	3.42	2.57
Fiscal Year Ended December 31, 2010
First Quarter	$3.37	$2.15
Second Quarter	3.10	2.45
Third Quarter	3.08	2.27
Fourth Quarter	3.15	2.70
Fiscal Year Ended December 31, 2009
Fourth Quarter	$2.55	$1.60

On February 17, 2012, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price of the Company's common stock reported on NYSE Amex was $3.25 per Share. On February 27, 2012, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on NYSE Amex was $3.19. The Company has never declared nor paid any cash dividend on the Shares. In the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Company has indicated that it will continue to retain its earnings for use in its business and it does not anticipate paying dividends on Shares in the foreseeable future. Additionally, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See Section 14—"Dividends and Distribution".

        Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

        General.    The Company is a Delaware corporation with its principal executive offices located at 7925 Jones Branch Drive, McLean, Virginia 22102. The telephone number for the Company is (571) 766-2400. The following description of the Company and its business is qualified in its entirety by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other publicly available documents and records on file with the SEC and other public sources.

        The Company was incorporated in Delaware on April 12, 2005. The Company was formed to serve as a vehicle for the acquisition of operating businesses in the federal services and defense industries through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combinations.

        On January 15, 2007, the Company began operations by consummating a business combination and acquiring all of the outstanding capital stock of Advanced Technology Systems, Inc. and its subsidiary, ATSI, a provider of systems integration and application development to the U.S. government. The Company concluded three (3) additional acquisition transactions in 2007 and integrated all four (4) companies into one (1) operational unit.

        The Company is an information technology and professional services firm providing information technology solutions and professional services to its clients, primarily the U.S. government.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.

        Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8. Certain Information Concerning Parent and Purchaser.

        Purchaser.    Atlas Merger Subsidiary, Inc., a Delaware corporation, is a wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of the Company. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger. Upon consummation of the proposed Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company continuing as the Surviving Corporation. The business address for Purchaser is: 4000 Legato Road, Suite 600, Fairfax, Virginia, 22033. The business telephone number for Purchaser is: (703) 891-8200.

        Parent.    Salient Federal Solutions, Inc., a Delaware corporation, provides information technology and engineering services in intelligence, defense, homeland security and cyber security domains. The business address for Parent is: 4000 Legato Road, Suite 600, Fairfax, Virginia, 22033. The business telephone number for Parent is: (703) 891-8200.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five (5) years of each of the members of the respective boards of directors and, as applicable, the executive officers of Parent and Purchaser, and the controlling persons of Parent and Purchaser, are set forth in Schedule I. Except as set forth in Schedule I, neither Parent, Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons listed in Schedule I has during the past five (5) years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) neither Parent, Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons or entities listed in

Schedule I beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, and (ii) neither Parent, Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past sixty (60) days.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) neither Parent, Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two (2) years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent, Purchaser or, to the knowledge of Parent and Purchaser, any of the persons listed in Schedule I, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), during the two (2) years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, Purchaser or, to the knowledge of Purchaser, any of the persons or entities listed in Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        We do not believe that Purchaser's financial condition is relevant to your decision of whether to tender Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Investors, PNC MC and the Creditors have sufficient funds available to contribute to Purchaser to purchase all Shares validly tendered in the Offer and not properly withdrawn and to consummate the Merger and the other transactions contemplated by the Merger Agreement, (iii) the Offer is not subject to any financing condition, and Purchaser will pay for the entire purchase price in cash; however, Purchaser has the right to terminate the Merger Agreement if all conditions to the Offer have been satisfied and financing is not available, subject to its payment of a reverse termination fee (see Section 11—"The Transaction Agreements" for a discussion of this and other termination rights in the Merger Agreement), (iv) if Purchaser consummates the Offer, it expects to acquire in the Merger any remaining Shares not purchased in the Offer for the same cash price and (v) Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that Purchaser has filed electronically with the SEC.

9. Source and Amount of Funds.

        The Offer is not conditioned upon Parent's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer. If all outstanding Shares are tendered in the Offer, the aggregate purchase price will be $76,096,838.40. The Equity Commitment Letter (as defined below), the Mezzanine Financing Letter (as defined below) and the Debt Financing Letter (as defined below, and together with the

Equity Commitment Letter and the Mezzanine Financing Letter, the "Financing Commitments") will provide Purchaser with sufficient funds to consummate the purchase of Shares in the Offer and the Merger and the other transactions described above.

        Purchaser does not believe its financial condition is relevant to the decision of holders of Shares concerning whether to tender Shares and accept the Offer because:

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  Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with its formation, the Offer and the Merger;

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Financing Commitments will provide Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date to acquire the remaining outstanding Shares in the Merger on the payment date applicable thereto;

  •
  the Offer is not subject to any financing condition, and Purchaser will pay for the entire purchase price in cash; however, Purchaser has the right to terminate the Merger Agreement if all conditions to the Offer have been satisfied and financing is not available, subject to its payment of a reverse termination fee (see Section 11—"The Transaction Agreements" for a discussion of this and other termination rights in the Merger Agreement); and

  •
  if Purchaser consummates the Offer, it expects to acquire in the Merger any remaining Shares not purchased in the Offer for the same cash price.

Equity Commitment Letter

        Parent has received a commitment letter (the "Equity Commitment Letter") from Frontenac IX Private Capital Limited Partnership, Frontenac IX Private Capital A Limited Partnership and Frontenac IX Private Capital (Cayman) Limited Partnership (collectively, the "Investors") pursuant to which the Investors commit to purchase up to an aggregate of $17 million of the membership interests in Salient Solutions, LLC, the ultimate parent entity of Parent, solely for the purpose of allowing Purchaser to fund a portion of the amounts payable under the Merger Agreement by investing the aggregate funded value in Parent's common stock.

        The Investors' commitments under the Equity Commitment Letter are subject to the satisfaction of customary conditions precedent, including: (i) the execution and delivery of the Merger Agreement and the absence of any amendment or modification to the Merger Agreement that has not been approved in writing by the Investors; (ii) the satisfaction (or waiver by the Investors) of each of the conditions to Parent's and Purchaser's obligations to consummate the transactions contemplated by the Merger Agreement; (iii) the consummation and receipt of the debt financing prior to or simultaneously with such funding by the Investors; and (iv) the substantially simultaneous consummation of the transactions contemplated by the Merger Agreement.

        The foregoing summary of certain provisions of the Equity Commitment Letter and all other provisions of the Equity Commitment Letter discussed herein are qualified by reference to the Equity Commitment Letter itself, which is incorporated herein by reference. We have filed a copy of the Equity Commitment Letter as Exhibit (b)(1) to the Schedule TO, which is incorporated herein by reference.

Mezzanine Financing Letter

        Parent has received a commitment letter (the "Mezzanine Financing Letter") from PNC Mezzanine Capital ("PNC MC"), pursuant to which PNC MC, through an affiliated investment vehicle, commits to provide an aggregate of $17.25 million, comprised of $12.25 million of senior subordinated notes and $5 million of equity co-investment (approximately $3.0 million funded at closing) (together, the "Mezzanine Financing").

        The commitment of PNC MC is subject to the satisfaction of customary conditions precedent, including: (i) finalization of financing documentation; (ii) the closing, concurrently with the closing of the Mezzanine Financing, of the Credit Facilities; (iii) the closing, concurrently with the closing of the Mezzanine Financing, of the transactions contemplated by the Merger Agreement; (iv) certain ratios of net total senior leverage and net total leverage to EBITDA; and (v) the absence of certain material adverse effects on Parent or the Company.

        The foregoing summary of certain provisions of the Mezzanine Financing Letter and all other provisions of the Mezzanine Financing Letter discussed herein are qualified by reference to the Mezzanine Financing Letter itself, which is incorporated herein by reference. We have filed a copy of the Mezzanine Financing Letter as Exhibit (b)(2) to the Schedule TO, which is incorporated herein by reference.

Debt Financing Letter

        Salient Federal Solutions, Inc. has received a commitment letter (the "Debt Financing Letter") from RBS Citizens, N.A., Citizens Bank of Pennsylvania ("Citizens"), Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Bank of America, N.A. ("Bank of America") and SunTrust Bank ("SunTrust") and SunTrust Robinson Humphrey, Inc. ("STRH") pursuant to which Citizens, Bank of America and SunTrust commit to provide $95 million of senior secured credit facilities (the "Credit Facilities"). The proceeds of the Credit Facilities will be available to finance the Offer and the Merger, indebtedness being repaid at the time of the Offer and Merger, and fees and expenses related thereto.

        The commitments of Citizens, Bank of America and SunTrust under the Debt Financing Letter are subject to the satisfaction of customary conditions precedent, including, without limitation: (i) execution and delivery of loan documentation; (ii) receipt of customary closing certificates, corporate documents and legal opinions; (iii) receipt of all governmental, shareholder, board of director and other third-party consents; (iv) consummation of the Offer; (v) absence of material litigation; (vi) refinancing of existing indebtedness; (vii) evidence of all filings, recordations and other actions required in connection with collateral securing the Credit Facilities; (viii) delivery of all information required by the Patriot Act; (ix) confirmation of adequate insurance; (x) confirmation of solvency and certain financial ratios; (xi) payment of related fees and expenses; (xii) accuracy of representations and warranties; (xiii) an equity contribution by Frontenac Company and its affiliates and other co-investors of a minimum cash equity investment of $16.965 million; and (xiv) absence of any event of default.

        The foregoing summary of certain provisions of the Debt Financing Letter and all other provisions of the Debt Financing Letter discussed herein are qualified by reference to the Debt Financing Letter itself, which is incorporated herein by reference. We have filed a copy of the Debt Financing Letter as Exhibit (b)(3) to the Schedule TO, which is incorporated herein by reference.

10. Background of the Offer; Past Contacts or Negotiations with the Company.

        The information set forth below regarding the Company was provided by the Company, and neither the Purchaser nor any of its respective affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate.

        The following is a description of contacts between representatives of Parent or Purchaser with representatives of the Company that resulted in the execution of the Merger Agreement and the agreements related to the Offer.

Background of the Merger

        On February 15, 2011, on a teleconference between Parent and the Company's financial advisor, Sagent Advisors Inc. ("Sagent"), Parent expressed an informal interest in discussing a business transaction with the Company.

        On March 8, 2011, Parent received a Summary Fact Sheet regarding the Company from Sagent.

        On March 31, 2011, Parent and the Company executed a non-disclosure agreement, pursuant to which the Company would furnish Parent and its representatives, on a confidential basis, certain information concerning the Company for the purpose of Parent's evaluation of a possible transaction between the Company and Parent. For more information about the non-disclosure agreement, see Section 11 "The Transaction Agreements—Non-Disclosure Agreement."

        On April 1, 2011, Sagent provided Parent with an initial confidential information memorandum and instructions for submitting an indication of interest.

        On or about April 19, 2011, Sagent advised Parent that the formal indication of interest process would be delayed until after the release of the Company's 2011 first quarter results.

        On May 13, 2011, Parent received a supplemental confidential information package from Sagent, containing updated financial information.

        On May 20, 2011, Parent provided a written, non-binding indication of interest to Sagent. The indication of interest proposed acquiring all of the equity interests of the Company for a maximum aggregate consideration of between $100 million and $120 million, based solely on the confidential information received up to that date.

        On June 17, 2011, Parent's board of directors met and authorized Parent to affirm its indication of interest to the Company, subject to ongoing due diligence.

        On June 24, 2011, Parent, the Company and advisors to the Company met and the Company provided a management presentation to Parent. On or about this same date, Parent was provided with access to an online data room that contained detailed financial, operating and other information regarding the Company. Thereafter, Parent engaged in significant business, legal and accounting due diligence with support from its legal, financial and accounting advisors.

        On June 29, 2011, Parent and Sagent held a teleconference during which Parent discussed lowering its valuation of the Company to between $80 million and $85 million.

        On July 5, 2011, Parent and Sagent held a teleconference during which Parent affirmed its continued interest in acquiring the Company. The parties discussed current valuation of the Company, and Parent suggested it may be able to reach an enterprise value of $90 million or more.

        On July 25, 2011, Parent received a supplemental confidential information package from Sagent.

        On July 27, 2011, Parent and the Company held a program review meeting at the Company's headquarters in McLean, Virginia.

        On September 13, 2011, Sagent provided Parent with a supplemental confidential information package, containing a revised financial forecast. The package included a draft merger agreement prepared by the Company's outside counsel, Squire Sanders (US) LLP ("Squire Sanders")and an instruction letter to Parent, inviting Parent to submit a final and binding proposal to acquire the Company no later than September 22, 2011. Parent provided the draft merger agreement to its outside counsel, Morrison & Foerster LLP ("Morrison & Foerster").

        On September 19, 2011, Parent and the Company held a program review meeting at the Company's headquarters in McLean, Virginia.

        On September 22, 2011, Parent sent to Sagent a nonbinding indication of interest to acquire 100% of the outstanding common stock of the Company at a price per share of $3.40 in cash.

        On September 27, 2011, Sagent contacted Parent and requested an increase to Parent's per share offer price.

        On September 28, 2011, Squire Sanders provided Morrison & Foerster with a draft undertaking agreement, pursuant to which certain large stockholders of the Company would agree to tender Shares in the Offer. Also on September 28, 2011, Squire Sanders provided Morrison & Foerster with a revised draft merger agreement, following on discussions between Squire Sanders and Morrison & Foerster of Parent's initial review of the draft merger agreement.

        On September 29, 2011, Parent sent a letter to Sagent (the "September 29 Letter") in order to reaffirm its proposal to acquire 100% of the outstanding common stock of the Company at a price per share of $3.50 in cash (an increase of $0.10 per share over its initial indication of interest). Parent proposed the new price in connection with a proposal for the Company to enter into an exclusivity agreement. Together with the September 29 Letter, Parent provided the Company with a revised draft of the merger agreement and a proposed draft exclusivity agreement.

        On October 1, 2011, Squire Sanders provided Morrison & Foerster with a revised draft merger agreement and a revised draft exclusivity agreement. On that same date, Parent and the Company met to formally coordinate due diligence efforts.

        On October 2, 2011, Morrison & Foerster and Squire Sanders had a teleconference to discuss the terms of the merger agreement. On the same date, Sagent and Parent had a teleconference to discuss the September 29 Letter, during which Sagent requested an additional increase to Parent's offer.

        On October 3, 2011, Parent's board of directors held a meeting by teleconference during which they affirmed the offer in the September 29 Letter and declined to further increase the per share price of the offer. Also on October 3, 2011, Parent delivered to the Company a revised draft merger agreement and exclusivity agreement.

        On October 4, 2011, Parent, Sagent, Squire Sanders and Morrison & Foerster had a teleconference to discuss elements of the transaction that needed to be resolved before the parties could proceed. Following the teleconference, Parent and the Company executed the exclusivity agreement in substantially the form originally proposed by Parent together with the September 29 Letter, whereby the Company granted Parent exclusivity until the termination of the exclusivity letter upon two business days' notice provided by the Company to Parent, such notice not to be delivered prior to November 3, 2011. For more information about the Exclusivity Agreement (as defined herein), see Section 11 "The Transaction Agreements—Exclusivity Agreement."

        On October 10, 2011, Morrison & Foerster provided Squire Sanders with a revised draft of the undertaking agreement.

        On October 15, 2011, Squire Sanders provided Morrison & Foerster with a revised draft merger agreement.

        On October 19, 2011, Morrison & Foerster provided Squire Sanders with a revised draft of the merger agreement.

        On October 21, 2011, Parent identified to the Company a potential issue that was raised during Parent's due diligence review, relating to the Company's operations under one of it contract vehicles. The Company and Parent, and their respective advisors, engaged in several conversations between October 21, 2011 and November 1, 2011 regarding the potential issue and possible solutions.

        On October 24, 2011, representatives of Morrison & Foerster and Squire Sanders negotiated the terms of the merger agreement via teleconference. The following day, Squire Sanders provided a revised draft merger agreement to Morrison & Foerster.

        On October 26, 2011 and October 27, 2011 Parent and the Company had a series of meetings to discuss the Company's operations and integration issues.

        On October 28, 2011, Squire Sanders provided Morrison & Foerster with a draft limited guaranty to be entered into between the Company and the Investors. Morrison & Foerster provided Squire Sanders with a list of open issues on the merger agreement. The following day, Squire Sanders provided Morrison & Foerster with a response to the list of open issues.

        On November 1, 2011, Squire Sanders provided Morrison & Foerster with revised drafts of the undertaking agreements that had been provided by counsel to the stockholders expected to execute such an agreement, comprised of Lampe, Conway & Co., LLC, Revelation Capital Management Ltd., Carl Marks & Co., Inc., Minerva Group, LP, Joel R. Jacks, Peter M. Schulte and Edward Bersoff.

        On November 4, 2011, Parent and the Company executed an amendment to the Exclusivity Agreement that prohibited the Company from providing notice of termination at any time prior to November 11, 2011.

        On November 9, 2011, Parent, the Company and their respective counsel had a teleconference to discuss open issues on the merger agreement. On the same date, Morrison & Foerster provided Squire Sanders with revised drafts of the undertaking agreements. Also on November 9, 2011, the Company had correspondences with the other party to the contract that was highlighted by Parent during the due diligence process to discuss the potential contract issues raised by Parent. On the following day, the Company requested a novation of the government contract at issue.

        On November 14, 2011, Morrison & Foerster provided Squire Sanders with a revised draft of the merger agreement. Squire Sanders provided Morrison & Foerster with revised drafts of certain of the undertaking agreements, again reflecting comments received from counsel to the respective stockholder parties to those agreements.

        Following the exchange of documents on November 14, 2011, the parties agreed to suspend further discussion on the merger agreement until the matter associated with the contract issue and related novation was resolved.

        On January 9, 2012, the Company received a contract modification from the agency with whom they requested a novation. The Company provided a copy of the modification to Parent on January 10, 2012. From January 10, 2012 until February 12, 2012, the Company and Parent worked together with the relevant government agencies to obtain assurances concerning the contract issues.

        On January 23, 2012, Parent and the Company met at the Company's headquarters in McLean, Virginia, at which time the Company provided a supplemental confidential information package, and the parties discussed the Company's 2011 year end financial results.

        On January 27, 2012, Parent's board of directors met by teleconference to discuss the Company's 2011 year end financial performance and Parent's revised projections for the Company. At this meeting, Parent's board of directors determined that Parent's offer price needed to be lowered consistent with the degradation in performance. Parent's board of directors authorized an offer price of between $3.05 and $3.15 per share. On this same date, Parent and Sagent had a teleconference, during which Parent revised its prior offer by proposing to acquire 100% of the outstanding common stock of the Company at a price per share of $3.05 per share in cash. During the call, Sagent requested that Parent increase its offer, and Parent indicated that it may be willing to increase the offer to between $3.10 and $3.15 per share.

        On January 30, 2012, Sagent and Parent had a teleconference during which Sagent requested an increase to the offer price. Parent acknowledged the Company's request for an increase without formally agreeing to increase the offer to $3.20 per share.

        On January 31, 2012, Squire Sanders provided Morrison & Foerster with a revised draft merger agreement and issues list.

        On February 1, 2012, Parent's board of directors met by teleconference and authorized a revised offer price of $3.20, provided the Company agree to Parent's positions on the remaining open issues in the merger agreement. On the same date, Squire Sanders provided Morrison & Foerster with a draft of the Company Disclosure Letter to the merger agreement. Morrison & Foerster provided Squire Sanders with a list of open issues on the merger agreement, with suggested resolutions for each issue.

        On February 2, 2012, Squire Sanders provided Morrison & Foerster with a revised draft of the Company Disclosure Letter to the merger agreement and a response to the issues list previously distributed by Morrison & Foerster. Parent then proposed a global resolution of all open issues to the merger agreement via teleconference with the Company.

        On February 3, 2012, Morrison & Foerster and Squire Sanders had a teleconference to further discuss the contract issue that was identified during the due diligence process. Morrison & Foerster provided Squire Sanders with a revised draft merger agreement. Squire Sanders provided Morrison & Foerster with a revised draft of one of the undertaking agreements that had been provided by counsel to a stockholder expected to execute such an agreement.

        On February 6, 2012, the Company provided a revised list of open issues on the merger agreement to Parent. Morrison & Foerster and Squire Sanders discussed the terms of the undertaking agreements via teleconference.

        On February 7, 2012, Morrison & Foerster provided Squire Sanders with a revised draft merger agreement. Squire Sanders provided Morrison & Foerster with a revised draft of one of the undertaking agreements that had been provided by counsel to a stockholder expected to execute such an agreement.

        On February 8, 2012, Squire Sanders provided some additional comments to the draft merger agreement to Morrison & Foerster and provided Morrison & Foerster with revised drafts of the undertaking agreements for certain stockholders expected to execute such an agreement. Parent also incorporated Atlas Merger Subsidiary, Inc. in Delaware to serve as the merger subsidiary in the transaction.

        On February 9, 2012, Squire Sanders provided Morrison & Foerster with a revised draft merger agreement. Also on February 9, 2012, Parent and the Company met to discuss additional steps to resolve open contract issues raised during the due diligence process.

        On February 13, 2012, Morrison & Foerster provided Squire Sanders with comments to the draft of the Company Disclosure Letter to the merger agreement.

        On February 14, 2012 and February 15, 2012, Squire Sanders provided Morrison & Foerster with revised drafts of the undertaking agreements for certain stockholders expected to execute such an agreement.

        On February 16, 2012, Parent finalized and executed the Mezzanine Financing Letter with PNC MC. Morrison & Foerster provided Squire Sanders with a draft of the Parent Disclosure Letter to the merger agreement. Squire Sanders provided Morrison & Foerster with a revised draft of the Company Disclosure Letter to the merger agreement.

        On February 17, 2012, Squire Sanders provided Morrison & Foerster with revised drafts of the merger agreement, the Company Disclosure Letter to the merger agreement and the undertaking agreements. On the same date, Parent's and Merger Sub's respective boards of directors unanimously approved the merger agreement and the Merger with an offer price of $3.20 per share. Parent finalized and executed the Debt Financing Letter with the lenders thereto and the Equity Commitment Letter with the Investors.

        On February 20, 2012, the Company's board of directors accepted Parent's revised offer of $3.20 per share and unanimously approved the merger agreement and the Merger.

        On February 21, 2012, the Company, Parent and Merger Sub entered into the Merger Agreement and Parent, Merger Sub and the respective stockholders to each of the undertaking agreements entered into the undertaking agreements.

Certain Projected Financial Information of ATS Corporation

        The Company has advised us that its management does not as a matter of course make public projections as to future performance, revenue, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, in connection with the Merger, the Company's management shared certain internal financial forecasts with Parent in order to assist Parent in valuing the Company.

        None of Parent, Purchaser or any of their respective affiliates or representatives participated in preparing, and they do not express any view on, or take any responsibility for the accuracy or reasonableness of, the internal financial forecasts summarized below, or the assumptions underlying such information. Accordingly, the inclusion of this information should not be regarded as an indication or representation to any stockholder or other person that Parent, Purchaser or any of their respective affiliates or representatives considered, or now considers, it to be predictive of actual future results, and it should not be relied on as such. Moreover, the Company has advised us that the internal financial forecasts, while presented with numerical specificity, reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company's business, all of which are difficult or impossible for the Company's management to predict and many of which are beyond the Company's control. The Company has further advised us that the internal financial forecasts also reflect assumptions as to certain Company business decisions that are subject to change. In addition, the Company has advised us that the internal financial forecasts are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions by the Company based on actual experience and business developments. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than forecasted. Other important factors that may affect the Company's actual results and its forecasted results include those risk factors set forth in the Company's filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which the Company's stockholders are urged to review.

        The Company has made publicly available its actual results of operations for the fiscal year and quarter ended December 31, 2011 in a press release filed as an exhibit to Form 8-K filed by the Company with the SEC on February 21, 2012. Since the internal financial forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. Also, the economic and business environments in which the Company operates can and do change quickly, which adds another level of unpredictability, unreliability and execution risk. In addition, the Company has advised us that the internal financial forecasts were prepared prior to the Company Board's approval of the Merger Agreement and that they do not reflect the effects of the Merger or the Merger Agreement, which may cause results to differ materially. Accordingly, the Company's stockholders are cautioned not to place undue, if any, reliance on the financial forecasts. The Company has advised us that the internal financial forecasts provided to Parent were prepared for the Company's internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, or GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The internal financial forecasts were prepared by, and are the responsibility of, the Company's management. Neither the Company's independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the internal financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such forecasts or their achievability, nor do they assume responsibility for or accept any association with, such forecasts. Furthermore, the internal financial forecasts do not take into account any circumstances or events occurring after the date they were prepared that were unforeseen by the Company's management at the time of preparation.

        None of the Company or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the internal financial forecasts or that forecasted results will be achieved.

        A summary of the internal financial forecast information is provided below and is not being included in this Offer to Purchase to influence a stockholder's decision whether to tender Shares in the Offer. This summary of internal financial forecast information should be evaluated, if at all, in conjunction with the Company's historical financial statements and other information regarding the Company contained elsewhere in this Offer to Purchase, in the Schedule 14D-9 and the Company's public filings with the SEC.

	2012E	2013E	2014E	2015E	2016E
	($US in millions except per share data)
Revenue	$102.4	$117.4	$129.2	$142.1	$156.3
Net Income	$7.0	$8.9	$10.1	$11.2	$12.4
EBITDA(1)	$14.0	$15.3	$16.8	$18.5	$20.3

(1)
EBITDA is defined as net income before interest expense, income tax expense, depreciation and amortization. EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles, or GAAP. EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with GAAP.

        Reconciliation of net income to EBITDA is presented below

	2012E	2013E	2014E	2015E	2016E
	($US in millions)
Net Income	$7.0	$8.9	$10.1	$11.2	$12.4
Depreciation & Amortization	2.4	0.7	0.5	0.4	0.4
Interest	0.2	(0.0)	(0.1)	(0.2)	(0.3)
Taxes	4.4	5.6	6.3	7.0	7.8

EBITDA	$14.0	$15.3	$16.8	$18.5	$20.3

NONE OF THE COMPANY, PARENT OR PURCHASER INTENDS TO, OR UNDERTAKES ANY OBLIGATION TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, SUCH FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION BY THE COMPANY'S MANAGEMENT THEREOF, EVEN IN THE EVENT THAT

ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT AS REQUIRED BY LAW.

11. The Transaction Agreements.

        The Merger Agreement, the Undertaking Agreements, the Limited Guaranty, the Exclusivity Agreement and the Non-Disclosure Agreement, and the following summaries of each agreement, have been included to provide investors and stockholders with information regarding the terms of each agreement. They are not intended to provide any other factual information about Purchaser, Parent or the Company. The representations, warranties and covenants contained in each agreement were made only as of specified dates for the purposes of such agreements, were solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in each agreement and described in the following summaries, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters of fact. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, the Undertaking Agreements and the Limited Guaranty. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the parties' public disclosures. The following summaries of the agreements do not purport to be complete and are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8—"Certain Information Concerning Parent and Purchaser" above. For a complete understanding of each of the agreements, holders of Shares are encouraged to read the full text of each definitive agreement.

The Merger Agreement.

        The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 15—"Certain Information Concerning Parent and Purchaser." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

        In addition, such representations, warranties and covenants may have been qualified by certain confidential disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of the Company. The Company's stockholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Purchaser or any of their respective subsidiaries or affiliates.

        The Offer.    Purchaser is required to commence the Offer as soon as reasonably practicable (but in no event later than five (5) business days after the date of the Merger Agreement) after the date of public announcement of the execution of the Merger Agreement. The obligations of Purchaser to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the

Offer are subject only to the satisfaction, or waiver by Parent or Purchaser if permitted under the Merger Agreement and applicable law, of the Offer Conditions that are described in Section 15—"Certain Conditions of the Offer". Subject to compliance with the Exchange Act, Purchaser expressly reserves the right (in its sole discretion) to waive, amend or modify any Offer Condition or to increase the Offer Price. However, without the prior written consent of the Company, Purchaser may not (i) waive the Minimum Condition; (ii) change the form of consideration payable in the Offer or decrease the Offer Price; (iii) decrease the number of Shares sought pursuant to the Offer; (iv) impose conditions to the Offer in addition to the Offer Conditions; (v) extend the Expiration Time (except as provided in the Merger Agreement); or (vi) amend the Offer or any Offer Condition in any manner that is adverse to the Company's stockholders.

        The Merger Agreement provides that Purchaser shall extend the Offer for up to two (2) consecutive periods of no more than five (5) business days (or such longer period as may be agreed to by the Company) if any Offer Condition has not been satisfied or waived, and may, without the consent of the Company and in Parent's sole discretion, extend the Offer for one or more subsequent offering periods of not less than ten (10) business days thereafter. Purchaser shall not be required to extend the Offer after the date on which the SEC has confirmed that it has no further comments on the Proxy Statement (or the first (1st) date following the tenth (10th) calendar day after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement).

        The Merger Agreement also provides that Purchaser must extend the Offer for any period or periods required by any rule, regulation or interpretation or position of the SEC (or its staff) applicable to the Offer. However, Purchaser will not be required to extend the Offer beyond the Outside Date. The "Outside Date" is July 31, 2012.

        Top-Up Option.    The Company has granted to Purchaser the Top-Up Option, exercisable after Purchaser has accepted for payment all Shares validly tendered in the Offer and not withdrawn, to purchase from the Company the number of newly-issued shares (the "Top-Up Shares") equal to the number of Shares that, when added to the number of Shares owned by Parent, Purchaser or any other subsidiary of Parent at the time of exercise of the Top-Up Option, constitutes at least one (1) Share more than 90% of the Shares that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option.

        If, following the closing of the Offer, Parent and Purchaser do not own, directly or indirectly, at least 90% of the Shares of the Company, then provided no order shall be in effect or pending which would preclude such exercise, the Top-Up Option will be exercised during the two (2) business day period following the time at which the Shares are first accepted pursuant to the Offer, or if any subsequent offering period is provided, during the two (2) business day period following the expiration date of such subsequent offering period.

        The aggregate purchase price payable for the Top-Up Shares is to be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by Purchaser, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note will be full recourse against Parent and Purchaser, will bear interest at the rate of 3% per annum, will mature on the first (1st) anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

        The Merger.    At the effective time of the Merger (the "Effective Time"), Purchaser will be merged with and into the Company, with the Company being the surviving corporation in the Merger (the "Surviving Corporation"), after which the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Parent. The directors of

Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation. The officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Upon the consummation of the Merger, the bylaws of Purchaser will be the initial bylaws of the Surviving Corporation. Upon the consummation of the Merger, the certificate of incorporation of the Surviving Corporation will be amended in the form of an exhibit to the Merger Agreement.

        Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Offer Price paid in the Offer, without any interest, less any required withholding taxes, except for (i) Shares owned by the Company or its wholly owned subsidiary (or held in the Company's treasury) or owned by Parent or Purchaser, which will be cancelled and will cease to exist and (ii) Shares owned by the Company's stockholders who perfect their appraisal rights under the DGCL.

        Payment for the Shares.    Prior to the Effective Time, Parent will select a bank or trust company (or other person reasonably acceptable to the Company) to act as paying agent for the payment of the merger consideration. At or prior to the Effective Time, Parent or the Surviving Corporation will deposit in trust with such paying agent the funds necessary to pay the aggregate merger consideration to the Company's stockholders. As soon as reasonably practicable after the Effective Time (and in any event not later than the second business day following the Effective Time), the paying agent will mail to each holder of Shares a letter of transmittal and instructions for effecting the surrender of the Shares in exchange for the merger consideration. Upon the surrender of certificates representing the Shares to the paying agent for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the paying agent, the holder of such Shares will be entitled to receive the merger consideration. No interest shall be paid or accrue on the cash payable upon surrender of any Shares.

        If any cash deposited with the paying agent is not claimed within twelve months following the Effective Time, such cash will be returned to Parent upon demand, and any holders of Shares who have not complied with the exchange procedures in the Merger Agreement shall thereafter look only to Parent and the Surviving Corporation as general creditors with respect to the payment of its claim for merger consideration.

        Equity Compensation.    Pursuant to the Merger Agreement, as soon as practicable following the date of the Merger Agreement and in any event prior to the Effective Time, the Company is required to adopt such resolutions or take such other actions that may be necessary under the plans and award agreements pursuant to which the Company Options and the Company Restricted Stock are outstanding so that:

          (a)   upon the Effective Time, without any action on the part of Parent, Purchaser, the Surviving Corporation or the holders of the Company Options, each Company Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) will be cancelled in exchange for a cash payment by the Company of an amount equal to (A) the excess, if any, of (x) the price per Share paid pursuant to the Offer over (y) the exercise price per Share subject to such Company Option, multiplied by (B) the number of Shares for which such Company Option shall not earlier have been exercised, without interest and less any required withholding taxes;

          (b)   without any action on the part of Parent, Purchaser, the Surviving Corporation or the holders of the Company Restricted Stock, immediately prior to the Effective Time, each share of Company Restricted Stock then outstanding will be deemed vested and all related restrictions and forfeiture provisions will lapse; and

          (c)   (i) the Company Stock Plan will terminate as of the Effective Time, (ii) the provisions in any of the Company's other benefit plans providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company will terminate as of the Effective Time, and (iii) following the Effective Time no holder of a Company Option or any participant in the Company Stock Plan or the Company's other benefit plans will have any right to acquire any capital stock of the Company or the Surviving Corporation.

        Recommendation.    The Company has represented in the Merger Agreement that the Company Board, at a meeting duly called and held, unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the Transactions, (ii) determined that the terms of the Merger Agreement, the Merger, the Offer and the Transactions are fair to and in the best interests of the Company and the stockholders of the Company, (iii) subject to subsequent exercise by the Company Board of its rights described under "No Adverse Recommendation Change", recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and (iv) recommended that the Company's stockholders adopt the Merger Agreement, if required by applicable law.

        The Company's Board of Directors.    Subject to applicable law, promptly upon Purchaser's acceptance for payment of Shares pursuant to the Offer, Parent or Purchaser is entitled to designate such number of directors on the Company Board equal to at least such number of directors, rounded up to the nearest whole number, that is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by Purchaser plus the number of Shares otherwise owned by Parent or Purchaser or any subsidiary of Parent bears to (ii) the number of such Shares outstanding. The Company shall, upon the request of Purchaser, promptly increase the size of the Company Board or secure the resignations of such number of the Company's incumbent directors, or both, as is necessary to enable the Purchaser's designees to be elected or appointed to the Company Board.

        Representations and Warranties.    The Merger Agreement contains representations and warranties of the Company, Parent and Purchaser.

        Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, "Material Adverse Effect" means any any change, event, circumstance, development, effect or occurrence (each, an "Event") that has had or would reasonably be expected to have (i) a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiary, taken as a whole, or (ii) the effect of preventing or materially impairing the Company's ability to consummate the Transactions, provided, however, that, in the case of clause (i), none of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect:

          (1)   changes in the industry in which the Company primarily operates (including changes in the use, adoption or non-adoption of industry standards),

          (2)   changes in the economy, or financial or capital markets, in the United States or elsewhere in the world including changes in interest or exchange rates,

          (3)   changes after the date of the Merger Agreement in applicable law or GAAP,

          (4)   any Events proximately caused by the announcement or pendency of the Merger Agreement or the anticipated consummation of the Transactions (including compliance with the covenants set forth in the Merger Agreement and the identity of Parent as the acquiror of the Company, or any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent), including the impact thereof on relationships, contractual or otherwise, with employees, customers, subcontractors or partners,

          (5)   acts of war or military action, sabotage or terrorism, or any escalation or worsening of any such acts of war or military action, sabotage or terrorism threatened or underway as of the date of the Merger Agreement,

          (6)   earthquakes, hurricanes, tornados or other natural disasters, or

          (7)   any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections (whether such projections or predictions were made by the Company or independent third parties) or internal projections;

        provided that the exceptions above shall not prevent or otherwise affect a determination that any Event underlying such decline, change or failure has resulted in, or contributed to, a Material Adverse Effect; provided, further, that, with respect to clauses (1), (2), (3), (5) and (6) above, such Event does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company or its subsidiary or (ii) disproportionately adversely affect the Company or its subsidiary compared to other companies of similar size operating in the principal industry in which the Company and its subsidiary operates.

        In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters related to the Company and its subsidiary, such as organization, standing and corporate power;

  •
  its subsidiary;

  •
  its capital structure;

  •
  authority to execute and deliver the Merger Agreement and the enforceability of the Merger Agreement;

  •
  no conflicts and consents;

  •
  its SEC filings, financial statements and the absence of undisclosed liabilities;

  •
  information supplied by the Company;

  •
  the absence of certain changes or events;

  •
  tax matters;

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  labor relations;

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  employee benefits;

  •
  absence of litigation;

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  permits and compliance with laws;

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  title to properties;

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  intellectual property;

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  material contracts;

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  government contracts;

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  insurance;

  •
  brokers and other advisors; and

  •
  opinion of its financial advisor as to the fairness, from a financial point of view, of the Offer Price to the Company's stockholders.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company, including representations relating to: organization; standing and corporate power; formation and purpose of Purchaser; authority, execution, delivery and enforceability; no conflicts and consents; information supplied; absence of litigation; brokers and other advisors; financing; the Limited Guaranty; absence of certain agreements and foreign ownership.

        Efforts to Close the Transaction.    In the Merger Agreement, each of Parent, Purchaser and the Company agree to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to the Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the Transactions.

        Operating Covenants.    Except as expressly contemplated by the Merger Agreement, set forth in the disclosure letter delivered to Parent by the Company, required by Law or with the prior written consent of the Parent, until the earlier to occur of (i) the Effective Time, (ii) such time as directors elected or designated by Purchaser constitute at least a majority of the Company Board and (iii) termination of the Merger Agreement in accordance with its terms, the business of the Company and its subsidiary will be conducted in the ordinary course of business consistent with past practice and the Company will, and will cause its subsidiary to, use commercially reasonable efforts to maintain and preserve its business organization, assets, and properties, keep available the services of their key personnel, preserve their business relationships with customers, strategic partners, suppliers, and distributors, continue to pursue business opportunities consistent with the Company's business plan, and preserve existing government contracts and eligibility to bid for government contracts.

        In addition, the Company and its subsidiary are subject to customary operating covenants and restrictions, including, but not limited to, restrictions relating to:

  •
  declaring or paying dividends on or making other distributions in respect of the Company's capital stock or other equity or voting interests;

  •
  purchasing, redeeming or otherwise acquiring any shares of capital stock or other securities of the Company or its subsidiary;

  •
  undertaking any stock split, reverse stock split or reclassification of any of its capital stock or other equity or voting interests;

  •
  selling, issuing, delivering, pledging, granting or otherwise disposing of or encumbering any shares of capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units or securities the value of which is measured by such securities;

  •
  amending the Company's certificate of incorporation or bylaws or other comparable organizational documents of any of its subsidiary;

  •
  acquiring (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any other person or division thereof or (B) any assets that are material, in the aggregate, to the Company and its subsidiary, taken as a whole, except in the ordinary course of business consistent with past practice;

  •
  selling, leasing, licensing, pledge, or otherwise disposing of or encumbering any properties or assets (including the Company's intellectual property) that are material, individually or in the aggregate to the Company and its subsidiary taken as a whole, except in the ordinary course of business consistent with past practice;

  •
  materially increasing the compensation or benefits of, or paying any bonus to, any current or former executive officer or director; entering into any severance or termination agreement with an executive officer or director; establishing, adopting, entering into or amending any collective bargaining agreement or Company benefit plan; or taking any action to accelerate any rights or benefits; in each case except as required pursuant to the terms of any Company benefit plan or agreement, in the ordinary course of business, or as expressly permitted by the Merger Agreement or required by law;

  •
  incurring or modifying in any material respect any indebtedness for borrowed money or guarantee any such indebtedness of another person, except for short-term borrowings incurred in the ordinary course of business and indebtedness solely involving the Company or its subsidiary, or making any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or its subsidiary and advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business consistent with past practice;

  •
  making any capital expenditures or other expenditures with respect to property, plant or equipment (other than an allowable contract expense under a government contract) in excess of $250,000 in the aggregate for the Company and its subsidiary, taken as a whole;

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  except as required by a change in GAAP, making any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities and results of operation of the Company;

  •
  paying, discharging, settling, satisfying, funding or accepting any material claims, liabilities, disputes, audit or investigation finding or result or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (x) in accordance with their terms as in effect on the date of the Merger Agreement, or (y) with respect to claims, liabilities or obligations reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) of the Company, or waiving any material benefits of, modifying in any adverse respect, or failing to enforce any confidentiality, standstill or similar contracts to which the Company or its subsidiary is a party other than in the ordinary course of business or in accordance with the Merger Agreement;

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  terminating any material contract, waiving, releasing or assigning any material rights or claims under a material contract, or modifying or amending any material contract in any adverse respect, all except in the ordinary course of business consistent with past practice;

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  making or changing any tax election, changing an annual accounting period for tax purposes, adopting or changing any accounting method, filing any amended tax return, entering into any agreement relating to taxes with any governmental entity, settling any claim or assessment relating to taxes of the Company or its subsidiary, surrendering any right to claim a refund of taxes paid by the Company or its subsidiary, consenting to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or its subsidiary, or taking any other similar action relating to the filing of any tax return or the payment of any tax, if such action would have the effect of materially increasing the tax liability of the Company or its subsidiary in any taxable period;

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  adopting or entering into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or its subsidiary;

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  failing to renew or maintain any material insurance policy;

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  failing to maintain any of the Company's registered intellectual property or the confidentiality of the material trade secrets of the Company or its subsidiary;

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  terminating any material Company outbound license or material Company inbound license, waiving, releasing or assigning any material rights or claims under a material Company outbound license or material Company inbound license, or modifying or amending any material Company outbound license or material Company inbound license in any adverse respect, all except in the ordinary course of business consistent with past practice; or

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  authorizing any of, or committing or agreeing, in writing or otherwise, to take any of the foregoing actions.

        No Solicitation.    The Merger Agreement provides that the Company will not, and will not authorize any representatives, nor will it permit any of its representatives or the Company or its subsidiary to, (i) directly or indirectly solicit, initiate, knowingly encourage or take any other action to knowingly facilitate the submission of any Company Takeover Proposal (as defined below), or (ii) enter into, continue, conduct, engage or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or otherwise knowingly take any action to facilitate, any proposal that could reasonably be expected to lead to a Company Takeover Proposal. The Company must immediately cease (and cause its subsidiary and direct its representatives to immediately cease) all existing discussions and negotiations with any person with respect to any Company Takeover Proposal and must request the prompt return or destruction of all previously furnished confidential information.

        Prior to the earlier of acceptance for payment of Shares pursuant to the Offer and receipt of approval by the holders of a majority of the outstanding Shares (the "Company Stockholder Approval"), the Company and its representatives may, subject to compliance with the Merger Agreement, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith, after consultation with the Company's outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a Superior Company Proposal (as defined below), and which Company Takeover Proposal was made after the date of the Merger Agreement and did not result from a breach of the non-solicitation provisions of the Merger Agreement, (x) contact the person making such Company Takeover Proposal to clarify the terms and conditions thereof, (y) provide access to or furnish information with respect to the Company and its subsidiary to such person and such person's representatives pursuant to an acceptable confidentiality agreement and (z) participate in discussions or negotiations (including solicitation of a revised Company Takeover Proposal) with such person and its representatives regarding such or any other Company Takeover Proposal. The Company will substantially concurrently provide Parent all non-public information that has not previously been provided to Parent that is provided to any person making such Company Takeover Proposal.

        The Merger Agreement also provides that, in addition to the other obligations of the Company set forth above, the Company will, as promptly as possible and in any event within seventy-two (72) hours after the receipt thereof, advise Parent of (i) any Company Takeover Proposal or request for information or inquiry that contemplates or that the Company believes could reasonably be expected to lead to a Company Takeover Proposal and (ii) the material terms and conditions of such Company Takeover Proposal, request or inquiry (including any change to the financial terms, conditions or other material terms thereof). The Company must keep Parent reasonably apprised of any related material developments, discussions and negotiations related to any such Company Takeover Proposal or inquiry.

        For purposes of this Offer to Purchase and the Merger Agreement, the term "Company Takeover Proposal" means any contract, proposal or offer (whether or not in writing), with respect to any (A) merger, reorganization, consolidation, business combination, recapitalization, dissolution, liquidation or similar extraordinary transaction involving the Company or its subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of any business or assets of the Company or its subsidiary representing 15% or more of the consolidated revenues, net income or assets of the Company and its subsidiary taken as a whole, (C) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Company Common Stock or (E) any combination of the foregoing, in each case, other than the Transactions.

        For purposes of this Offer to Purchase and the Merger Agreement, the term "Superior Company Proposal" means any bona fide Company Takeover Proposal (except that references in the definition of "Company Takeover Proposal" to 15% shall be replaced by 50%) made by any person other than a party to the Merger Agreement that the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) (i) to be more favorable from a financial point of view to the holders of Company Common Stock than the Transactions (taking into account all the terms and conditions of such proposal and the Merger Agreement and any changes to the terms of the Offer or the Merger Agreement proposed by Parent in response to such Superior Company Proposal or otherwise, in each case as the Company Board determines to be appropriate) and (ii) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal as the Company Board determines to be appropriate.

        No Adverse Recommendation Change.    The Company Board and any committee thereof are prohibited from (i) (A) withdrawing or modifying in a manner adverse to Parent or Purchaser, or publicly proposing to withdraw or modify in a manner adverse to Parent or Purchaser, the approval or recommendation of the Company Board or any such committee of the Merger Agreement, the Offer, the Merger or the Transactions or (B) approving or recommending, or publicly proposing to approve or recommend, any Company Takeover Proposal or resolving or agreeing to take any such action (any action described in this clause (i) being referred to as an "Adverse Recommendation Change") or (ii) approving or recommending, or proposing to approve or recommend, or allowing the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an acceptable confidentiality agreement entered into in accordance with the non-solicitation provisions of the Merger Agreement).

        Prior to the earlier of acceptance for payment of Shares pursuant to the Offer and receipt of the Company Stockholder Approval, the Company Board may effect an Adverse Recommendation Change in response to a Superior Company Proposal if the Company Board determines in good faith, after consultation with the Company's outside counsel and its financial advisor, that the failure to take such action would be or would reasonably be expected to be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, that the Company must provide Parent with no less than five (5) business days' notice as described below.

        Parent Match Right.    The Merger Agreement cannot be validly terminated in response to a Superior Company Proposal unless the Company Board has first provided at least five (5) business days' prior written notice to Parent that it is prepared to terminate the Merger Agreement in response thereto (a "Superior Proposal Notice"), which notice must contain a description of the material terms and conditions of such Superior Company Proposal. During the five (5) business day notice period, if requested by Parent, the Company and its representatives must negotiate in good faith with Parent and its representatives (so long as Parent and its representatives are negotiating in good faith) regarding revisions to the terms of the Transactions proposed by Parent. Any material changes to the financial terms or any material change to other material terms of the Superior Company Proposal occurring prior to the Company's effecting an Adverse Recommendation Change or terminating the Merger Agreement requires the Company to provide to Parent a new Superior Proposal Notice and a new period of two (2) business days and, in determining whether to make an Adverse Recommendation Change or whether to terminate the Merger Agreement, the Company Board will take into account such changes.

        Stockholders Meeting.    The Company will, if the adoption of the Merger Agreement by the Company's stockholders is required by law to consummate the Merger, at Parent's request after the Offer has been terminated in accordance with the Merger Agreement (the "Offer Termination") (or such earlier date as the parties to the Merger Agreement may agree), duly call, give notice of, convene and hold a meeting of the holders of Shares to vote on the adoption of the Merger Agreement and approval of the Merger.

        Employee Benefit Matters.    The Merger Agreement provides that following the Effective Time, Parent shall cause the Surviving Corporation to provide to employees of the Company and its subsidiary and former employees of the Company and its subsidiary employed immediately prior to the Effective Time (and their dependents) who terminated prior to the Effective Time, the compensation and benefits required by applicable law.

        From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor all Company benefit agreements including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable law.

        With respect to any "employee benefit plan" maintained by Parent or any of Parent's other subsidiaries (including any vacation, paid time off and severance plans) in which Company employees participate after the Effective Time, for all purposes, including determining eligibility to participate, level of benefits, benefit accruals and vesting, each Company employee's service with the Company or its subsidiary (as well as service with any predecessor employer of the Company or its subsidiary to the extent service with such predecessor employer is recognized by the Company or its subsidiary) shall be treated as service with Parent or any of Parent's other subsidiaries.

        Immediately prior to the Effective Time, the Company will terminate all Company benefit plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code, and, at the request of Parent, any plans providing welfare and fringe benefits.

        Indemnification of Officers and Directors.    From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Company will indemnify, defend and hold harmless (including the advancement of expenses) and assume all obligations of the Company and its subsidiary in respect of indemnification of, the current or former directors or officers of the Company and its subsidiary (the "Indemnified Persons") against all losses relating to any proceeding in respect of actions or omissions occurring at or prior to the Effective Time in connection with such person's duties as an officer or director of the Company or its subsidiary or as a fiduciary under any Company benefit plan (except for losses arising out of actions or omissions constituting (i) material breach of the Merger Agreement or (ii) criminal conduct).

        From and after the Effective Time through the sixth anniversary of the Effective Time, Parent will cause the articles of incorporation and the bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Persons with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of the Merger Agreement.

        The Merger Agreement provides that, from the Effective Time until the sixth (6th) anniversary of the Effective Time, Parent will cause the existing policies of directors' and officers' liability insurance maintained by the Company as of the date of the Merger Agreement (the "D&O Insurance") to be maintained for all persons who were covered by the D&O Insurance as of such date or provide substitute policies or a six-year "tail policy", in each case, the material terms of which, including coverage and amount, are no less favorable than the existing policies. However, Parent will not be required to expend in any one year in respect of such persons an amount in excess of 250% of the last annual premium paid by the Company under the D&O Insurance prior to the date of the Merger Agreement, and if the annual premium payable for such insurance coverage exceeds 250% of such amount, Parent will maintain the most favorable policies of directors' and officers' liability insurance obtainable for an annual premium equal to 250% of such amount.

        In the event that, Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys substantially all of its assets to any person, then, and in each such case, Parent will cause the successors and assigns of Parent or the Surviving Corporation, as applicable, to assume the obligations of Parent or the Surviving Corporation provided for in the provisions described in the three paragraphs above.

        Financing.    Parent and Purchaser must use their reasonable best efforts to obtain the financing on the terms and conditions described in the Financing Commitments. Parent and Purchaser must give the Company prompt notice upon becoming aware of any material breach by any party to a Financing Commitment or termination of any Financing Commitment, and keep the Company informed reasonably promptly and in reasonable detail of the status of their efforts to arrange the financing. Parent and Purchaser must also provide to the Company copies of definitive documents related to the financing and may not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments if such amendment, modification or waiver (A) reduces the aggregate amount of financing below the amount that is required, together with the financial resources of Parent and Purchaser, including cash on hand of Parent and the Company, to consummate the Offer and the Merger (provided Parent shall have the right to substitute other debt or equity financing for all or any portion of the Debt Financing or Equity Financing from the same and/or alternative financing sources; provided, further that such substitutions do not materially delay the consummation of the Transactions or materially adversely affect the Company), or (B) adversely amends or expands the conditions precedent thereto in any respect that would reasonably be expected to prevent or materially delay the consummation of the Transactions, except with the prior written consent of the Company.

        In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the debt financing unlikely to occur in the manner or from the sources contemplated, Parent must immediately notify the Company, and Parent must use its reasonable best efforts to arrange any such portion from alternative sources on terms and conditions, taken as a whole, no less favorable to Parent. In no event is Parent or Purchaser required, and in no event may their reasonable best efforts be deemed to require, either Parent or Purchaser to seek equity financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

        The Company must provide, and cause its subsidiary to provide, and shall use its reasonable best efforts to cause its representatives to provide, on a timely basis, all reasonable cooperation requested by Parent and that is customary in connection with the arrangement of the financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company).

        Conditions to the Merger.    The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

  •
  unless the Offer Termination occurs, Parent or Purchaser shall have made, or caused to be made, the Offer on the terms and conditions set forth in the Merger Agreement and shall have purchased, or caused to be purchased, all Shares validly tendered and not properly withdrawn pursuant to the Offer;

  •
  if required by applicable law, the Merger Agreement has been adopted by the affirmative vote of the holders of a majority of the outstanding Shares;

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  any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable antitrust law shall have been terminated or shall have expired; and

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  no order issued by a court of competent jurisdiction or by any governmental entity nor any law shall be in effect, which would make the acquisition or holding by Parent or its subsidiaries of the Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

        In the event of any Offer Termination or if the Offer does not close, the obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following conditions (collectively, the "Company Merger Conditions"):

  •
  the representations and warranties of Parent in the Merger Agreement that are qualified by reference to materiality shall be true and correct as of the date of the Merger Agreement and as of the date of the closing as though made on and as of such date and time; and the representations and warranties of Parent in the Merger Agreement that are not qualified by reference to materiality shall be true and correct as of the date of the Merger Agreement and as of the date of closing, provided that even if any representations and warranties (other than representations and warranties relating to organization, standing and power, the conduct of Purchaser, and the authority, execution, delivery and enforceability of the Merger Agreement, which must be true and correct in all respects) are not so true and correct, the condition will be satisfied unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition or results of operations or Parent; and

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  Parent and Purchaser shall have performed or complied in all material respects with each of their obligations required to be performed or complied with under the Merger Agreement at or prior to the closing.

        In the event of any Offer Termination or if the Offer does not close, the obligations of the Parent and the Purchaser to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of the Company in the Merger Agreement that are qualified by reference to materiality or Material Adverse Effect shall be true and correct as of the date of the Merger Agreement and as of the date of the closing as though made on and as of such date and time; and the representations and warranties of Parent in the Merger Agreement that are not qualified by reference to materiality or Material Adverse Effect shall be true and correct as of the date of the Merger Agreement and as of the date of closing, provided that even if any representations and warranties (other than representations and warranties relating to organization, standing and power, the conduct of the Company's subsidiary, the authority, execution, delivery and enforceability of the Merger Agreement, and SEC documents and undisclosed liabilities, which must be true and correct in all respects) are not so true and correct, the condition will be satisfied unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

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  the Company shall have performed or complied in all material respects with its obligations required to be performed or complied with under the Merger Agreement at or prior to the closing;

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  there shall not have occurred a Material Adverse Effect since the date of the Merger Agreement; and

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  holders of shares representing in excess of 10% of the outstanding shares of the Shares shall not have exercised rights of dissent in connection with the Merger.

        Termination.    The Merger Agreement may be terminated at any time prior to the Effective Time:

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  by mutual written consent of Parent and the Company;

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  by either Parent or the Company (a) if the Effective Time shall not have occurred on or before the Outside Date, unless the Offer shall have closed or the failure to consummate the Merger is the result of a failure to fulfill its obligations under the Merger Agreement by the party seeking to terminate it, or (b) if there is a law or judgment permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger which is final and nonappealable;

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  by Parent prior to the time Shares are accepted for payment pursuant to the Offer or, if the Offer Termination has occurred, the Merger, in the event: (i) the Company breaches or fails to perform in any material respect any of its representations or warranties or covenants contained in the Merger Agreement, which breach or failure to perform (A)(1) prevents, materially delays or materially impairs the Company's ability to consummate the Offer or the Merger, or (2) would give rise to (x) if the Offer Termination shall have occurred, the failure of any of the Company Merger Conditions or (y) if the Offer Termination shall not have occurred, (a) the failure of the Company to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, (b) any representations and warranties of the Company in the Merger Agreement that are qualified by reference to materiality or Material Adverse Effect shall not be true and correct when made and as of such time, and any representations and warranties that are not qualified by reference to materiality or Material Adverse Effect shall not be true and correct when made and as of such time, other than for such failures to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect) that would not reasonably be expected to have a Material Adverse Effect, or (c) any representation relating to organization, standing and power, the conduct of the Company's subsidiary, the authority, execution, delivery and enforceability of the Merger Agreement, and SEC documents and undisclosed liabilities shall not be true and correct when made and at such time, and (B) is incapable of being cured by the Outside Date (provided that Parent or Purchaser is not then in material breach of any of its representations, warranties or covenants); (ii) an Adverse Recommendation Change has occurred; (iii) the Company Stockholders Approval is not obtained upon a vote thereon taken at the Company Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; (iv) (A) prior to the termination of the Merger Agreement, a Company Takeover Proposal is publicly proposed or announced or otherwise becomes publicly known and (B) the Company Board shall fail to confirm the recommendation by the Company Board of the Merger Agreement, the Offer, the Merger or the Transactions within ten (10) business days of a request from Parent to do so; or (v)(i) the Offer Conditions have been met or waived (or upon the closing of the Offer would be satisfied) and Purchaser and Parent do not effect the closing of the Offer as soon as reasonably practicable to do so under applicable law after the Expiration Time, and promptly pay for all such shares after acceptance or (ii) if the conditions to the Merger are met or waived (or, upon an immediate closing, would be satisfied as of such closing), and in either case any portion of the debt financing is not available for any reason.

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  by the Company prior to the purchase of Shares pursuant to the Offer or, if the Offer Termination has occurred, the Merger, if Parent or Purchaser breaches or fails to perform in any material respect any of its representations or warranties or covenants contained in the Merger Agreement, which breach or failure to perform (i)(A) prevents, materially delays or materially impairs Parent's and Purchaser's ability to consummate the Offer or the Merger, or (B) if the Offer Termination shall have occurred, would give rise to the failure of any condition to the Company's obligations to consummate the Merger, and (ii) is incapable of being cured by the Outside Date (provided that the Company is not then in breach of any representation, warranty or covenant of the Merger Agreement);

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  by the Company in connection with a Superior Company Proposal, in accordance with the requirements (including the notice provisions) of the Merger Agreement, prior to the acceptance of Shares for payment pursuant to the Offer; or

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  by the Company if (i) the Offer Conditions have been met or waived (or upon the closing of the Offer would be satisfied) and Purchaser and Parent do not effect the closing of the Offer as soon as reasonably practicable to do so under applicable law after the Effective Time, and promptly pay for all such shares after acceptance or (ii) the conditions to the closing of the Merger are satisfied (or, upon an immediate closing, would be satisfied as of such closing of the Merger) if Parent and Purchaser do not proceed as promptly as reasonably practicable thereafter to give effect to a closing of the Merger.

        Effect of Termination.    If the Merger Agreement is validly terminated, the obligations and agreements set forth in the Merger Agreement will terminate and be of no further force or effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the representations and warranties relating to brokers, and the obligations for payment of the Termination Fee (as defined below).

        Termination Fees.    The Company shall pay to Parent a fee of $1,500,000, plus reasonable out-of-pocket expenses (not to exceed $1,000,000) incurred in connection with the pursuit of the Transactions (the "Termination Fee") if: (A) the Company terminates the Merger Agreement in connection with a Superior Company Proposal; (B) Parent terminates the Merger Agreement for a breach by the Company of the provisions of the Merger Agreement relating to non-solicitation or the Company Stockholders' Meeting called for the purpose of approving the Merger Agreement, or in connection with an Adverse Recommendation Change, or prior to the termination of the Merger Agreement, a Company Takeover Proposal is proposed or announced or otherwise becomes publicly known and the Company Board fails to confirm its recommendation within ten business days of a request from Parent to do so; or (C) (1) prior to the termination of the Merger Agreement, a Company Takeover Proposal is publicly proposed or announced (whether or not conditional and whether or not withdrawn), (2) thereafter the Merger Agreement is terminated by either Parent or the Company upon failure to consummate the Merger prior to the Outside Date and at the time of such termination the conditions to consummation of the Merger in respect of antitrust clearance and the absence of injunctions were satisfied and (3) within twelve (12) months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal (provided that, for this purpose, all references to 15% in the definition of the term "Company Takeover Proposal" shall be deemed references to 50%).

        The Company shall pay to Parent reasonable out-of-pocket expenses not to exceed $1,000,000 incurred in connection with the pursuit of the Transactions (the "No-Vote Expenses") if the Parent terminates the Merger Agreement pursuant to the failure of the Company Stockholder Approval to be obtained upon a vote thereon taken at the Company Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof.

        Parent shall pay to the Company a fee of $2,750,000, plus reasonable out-of-pocket expenses (not to exceed $1,000,000) incurred in connection with the pursuit of the Transactions (the "Reverse Termination Fee") if the Company terminates the Merger Agreement pursuant to the Parent or Purchaser's breach or material failure to perform its obligations under the Merger Agreement which is incapable of being cured by the Outside Date or pursuant to Parent or Purchaser's failure to close the Merger as promptly as reasonably practicable after the satisfaction of all conditions thereto, or if the Parent terminates the Merger Agreement pursuant to a debt financing failure.

        Fees and Expenses.    Each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of the Merger Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of the Merger Agreement except the Termination Fee, the No-Vote Expenses or the Reverse Termination Fee.

        Governing Law.    The Merger Agreement is governed by Delaware law.

        Specific Performance.    The parties are entitled to seek an injunction or injunctions or another appropriate form of specific performance or equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware shall be unavailable, any Federal Court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. However, the Company may not use specific performance to cause: (a) the Offer or Merger to be consummated; (b) the Offer Price to be paid; or (c) any portion of the Debt Financing to be funded.

        The Company can enforce specific performance with respect to the Equity Financing, if each of the following conditions has been satisfied: (i) with respect to the Equity Financing as it relates to the Offer closing, all Offer Conditions are satisfied; (ii) with respect to the Equity Financing as it relates to the closing of the Merger, Parent and Purchaser are required to consummate the Merger pursuant to the Agreement, but have failed to do so; (iii) the Debt Financing lenders have funded or would fund the Debt Financings at the Offer closing or Merger closing, as applicable, if the Equity Financing is also funded; and (iv) with respect to Equity Financing as it relates to the Merger Closing, the Company confirms in writing that if the Debt Financing and Equity Financing are funded the Merger Closing shall occur.

Limited Guaranty.

        Concurrently with the execution of the Merger Agreement, Frontenac IX Private Capital Limited Partnership, Frontenac IX Private Capital A Limited Partnership and Frontenac IX Private Capital (Cayman) Limited Partnership (collectively, the "Guarantors") delivered a limited guaranty (the "Limited Guaranty") in favor of the Company, guaranteeing obligations of Parent under the Merger Agreement (the "Guaranteed Obligations"). The following summary of the Limited Guaranty is qualified in its entirety by reference to the Limited Guaranty itself, a copy of which is filed as Exhibit (b)(6) to the Schedule TO filed with the SEC, which is incorporated herein by reference herein. Stockholders are urged to read the Limited Guaranty for a more complete description of the provisions summarized below.

        Under the Limited Guaranty, the Guarantors, absolutely, irrevocably and unconditionally, severally but not jointly, guaranteed to the Company the payment of the obligations of Parent to pay the Reverse Termination Fee, including expense reimbursement obligations, under the Merger Agreement, as and when due; provided, however, that in no event is an individual Guarantor to exceed the Guaranteed Percentage set forth in Annex 1 to the Limited Guaranty, and, provided further, that in no event is the aggregate liability of the Guarantors under the Limited Guaranty to exceed $3,750,000 (the "Maximum Amount"). The Guaranteed Percentages for Frontenac IX Private Capital Limited Partnership, Frontenac IX Private Capital A Limited Partnership, and Frontenac IX Private Capital (Cayman) Limited Partnership are 93.51179%, 1.88821% and 4.60000%, respectively.

        Recourse against the Guarantors under the Limited Guaranty solely with respect to claims under the Limited Guaranty, against Parent and Purchaser solely with respect to claims under the Merger Agreement and the Equity Commitment Letter, and against Parent solely with respect to claims under the Non-Disclosure Agreement (as defined below), is the sole and exclusive remedy of the Company and all of its affiliates, against the Guarantor or any of its affiliates for liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Under the Limited Guaranty, the Company has agreed that it will not institute, directly or indirectly, and will cause its affiliates not to institute, any claim arising under, or in connection with, the Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, except (i) claims against any Guarantor under the Limited Guaranty, (ii) claims against Parent and Purchaser under the Merger Agreement, (iii) claims against Parent under the Non-Disclosure Agreement or (iv) appropriate claims to cause the Guarantors to perform and Parent to enforce the Equity Commitment Letter in accordance with its terms.

        The Limited Guaranty will terminate and no Guarantor shall have any further obligation under the Limited Guaranty as of the earliest of: (i) the closing of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms (other than a termination for which a Reverse Termination Fee is due and owing by Parent (such a termination, a "Qualifying Termination") or (iii) the one hundred eightieth (180th) day after a Qualifying Termination, unless prior to such day the Company has commenced a proceeding against Parent or the Guarantors alleging a Reverse Termination Fee is due and owing (a "Qualifying Suit"). If a Qualifying Suit has been filed prior to the one hundred eightieth (180th) day after a Qualifying Termination, no Guarantor shall have any further obligation under the Limited Guaranty as of the earliest of (w) the closing of the Merger, (x) a final, non-appealable resolution of the Qualifying Suit determining that neither Parent nor the Guarantors owe a Reverse Termination Fee or amounts pursuant to the Limited Guaranty, respectively, (y) a written agreement among the Guarantors and the Company terminating the obligations and liabilities of the Guarantors pursuant to the Limited Guaranty and (z) payment of the Reverse Termination Fee.

Exclusivity Agreement.

        Parent and the Company entered into an Exclusivity Agreement, dated October 4, 2011 (the "Exclusivity Agreement"), which set forth the terms on which Parent and the Company would agree to continue to engage in discussions regarding the potential acquisition of the Company. The Company agreed that, among other things, from the date of the Exclusivity Agreement until its termination upon two (2) business days' notice from the Company to Parent, such notice not to be delivered prior to November 3, 2011 (the "Exclusivity Period", as amended by the letter agreement dated November 4, 2011 (the "First Amendment") to prohibit such notice prior to November 11, 2011), it would not (and would direct its representatives not to) directly or indirectly, solicit or initiate or enter into discussions or transactions with, or knowingly encourage, or provide any information to, any corporation, partnership or other entity or group (other than to Parent and its designees) concerning any sale of stock by the stockholders of the Company, or any recapitalization, spin-off or sale of securities or substantial assets of the Company, or any merger or any similar transaction which is an alternative to a potential transaction between the Company (a "Potential Alternative Transaction"), Parent and their respective subsidiaries.

        In addition, the Company agreed to promptly communicate to Parent the terms of any inquiries or proposals that it receives in respect of any such Potential Alternative Transaction (unless the Company has otherwise complied with the terms of the Exclusivity Agreement and such disclosure would constitute a breach of a confidentiality agreement in existence on the date of the Exclusivity Agreement). The Company further agreed to suspend any discussions or negotiations regarding any Potential Alternative Transaction in progress as of the date of the Exclusivity Agreement until its termination.

        The foregoing summary is qualified in its entirety by reference to the Exclusivity Agreement, a copy of which is filed as Exhibit (d)(9) to the Schedule TO and is incorporated herein by reference, and the First Amendment, a copy of which is filed as Exhibit (d)(10) to the Schedule TO and is incorporated herein by reference.

Non-Disclosure Agreement.

        On March 31, 2011, the Company and Parent entered into a non-disclosure agreement that provided the Company with certain protections in connection with the disclosure of confidential information for purposes of evaluating a possible transaction (the "Non-Disclosure Agreement"). As a condition to being furnished such confidential information, Parent agreed, among other things, to keep such confidential information confidential and to use it only in connection with evaluating a transaction between the Company and Parent. Further, Parent agreed that for one (1) year from the date of the Non-Disclosure Agreement, neither Parent nor any of its affiliates that received confidential information would (i) acquire, offer or make any proposal to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or any material portion of the assets of the Company, (ii) solicit proxies to vote securities of the Company, (iii) make any public announcement with respect to an offer to acquire the Company or its securities, assets or properties, (iv) form or participate in a "group" as defined in Section 13(d)(3) of the Exchange Act, (v) otherwise seek to influence or control the management, board of directors or policies of the Company, (vi) disclose any intention, plan or arrangement to do any of the foregoing, (vii) advise, assist or encourage any other person to do any of the foregoing, (viii) take any action that would require the Company to make a public announcement regarding any of the foregoing or (ix) publicly ask the Company to waive any of the foregoing restrictions. Parent also agreed, for a period of eighteen (18) months from the date of the Non-Disclosure Agreement, not to solicit for employment any person identified in connection with the evaluation of the possible transaction.

        The foregoing summary is qualified in its entirety by reference to the Non-Disclosure Agreement, a copy of which is filed as Exhibit (d)(11) to the Schedule TO and is incorporated herein by reference.

The Undertaking Agreements and Stockholder Agreements.

        On February 21, 2012, (i) each of Revelation Special Situations Fund Ltd. ("Revelation"), Carl Marks & Co., Inc. ("Carl Marks"), Minerva Group, LP ("Minerva") and Lampe, Conway & Co., LLC ("Lampe Conway") entered into Undertaking Agreements (the "Undertaking Agreements") with Parent and Purchaser, and (ii) each of Joel R. Jacks, Peter M. Schulte and Dr. Edward H. Bersoff, individual stockholders of the Company (collectively, the "Individual Stockholders" and, together with Revelation, Carl Marks, Minerva and Lampe Conway, the "Stockholder Parties"), entered into Stockholder Agreements (the "Stockholder Agreements") with Parent and Purchaser. Pursuant to the Undertaking Agreements and the Stockholder Agreements, the Stockholder Parties, among other things, agreed to tender, not withdraw and deliver any certificates evidencing an aggregate of 9,240,235 Shares, or cause such Shares to be tendered and not withdrawn, into the Offer no later than the fifth (5th) business day following the commencement of the Offer. Approximately 40% of the outstanding Shares are subject to the Undertaking Agreements and the Stockholder Agreements.

        Each of the Stockholder Parties also agreed that, at any meeting of the stockholders of the Company, it would vote its respective Shares that are subject to an Undertaking Agreement or Stockholder Agreement, as appropriate, (i) in favor of adoption of the Merger Agreement and any other action the Company's stockholders requested in furtherance of the Merger Agreement and the transactions contemplated thereby, including any proposal to adjourn the meeting if there are not sufficient votes for the adoption of the Merger Agreement on the meeting date, and (ii) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that (A) could reasonably be expected to lead to a Company Takeover Proposal, (B) would breach any covenant, representation or warranty or any other obligation or agreement of the Stockholder Parties under its respective Undertaking Agreement or Stockholder Agreement or (C) is intended or would reasonably be expected to impede, interfere with, discourage, adversely affect, delay or prevent the Offer, the Merger or the transactions contemplated by the Merger Agreement, or change in any manner that is adverse to the consummation of the Offer, the Merger or the transactions contemplated by the Merger Agreement or the voting rights of any class of shares of the Company. Each of Lampe Conway, Carl Marks, Minerva and the Individual Stockholders is bound by the foregoing obligations to vote its applicable Shares, whether or not there has been an Adverse Recommendation Change; however, Revelation is not so bound in the event of an Adverse Recommendation Change.

        The foregoing summary is qualified in its entirety by reference to the Undertaking Agreements and Stockholder Agreements, which are filed as Exhibits (d)(2) through (d)(8), collectively, to the Schedule TO and are incorporated herein by reference.

12. Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable after the acquisition of Shares in the Offer.

        Statutory Requirements.    In general, under the DGCL, a merger of two (2) Delaware corporations requires (i) the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement and plan of merger containing provisions with respect to certain statutorily specified matters and (ii) the adoption of such agreement by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless otherwise provided for in that corporation's certificate of incorporation or, in the case of a short-form merger, as described in the next paragraph. Accordingly, except in the case of a short-form merger, the affirmative vote of the Company's stockholders representing at least a majority of all outstanding Shares is required in order to adopt the Merger Agreement. Assuming that the Minimum Condition is satisfied, upon consummation of the Offer, Purchaser would own a number of Shares sufficient to enable it to satisfy the stockholder approval requirement to approve the Merger.

        The DGCL also provides that, if a parent corporation owns at least 90% of each class of the stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer (including the Top-Up Option) or otherwise, Purchaser acquires or controls at least 90% of the outstanding Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other Company stockholder.

        Plans for the Company.    Except as otherwise set forth in this Offer to Purchase, it is expected that, following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Parent intends to continue to evaluate the business and operations of the Company both during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such additional actions as it deems appropriate under the circumstances then existing.

        Except as set forth in this Offer to Purchase, Purchaser and Parent have no present plans, proposals or negotiations that relate to or would result in (i) any extraordinary corporate transaction involving the Company or its subsidiary (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or its subsidiary, (iii) any material change in the Company's present dividend rate or policy, or indebtedness or capitalization or (iv) any other material change in the Company's corporate structure or business.

        Appraisal Rights.    The Company's stockholders do not have appraisal rights in connection with the Offer. However, if the Merger is completed, under Section 262 of the DGCL, any holder of Shares at the Effective Time (a "Remaining Stockholder") who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Appraisal rights will not be available unless and until the Merger (or a similar merger) is consummated.

        Remaining Stockholders of record who desire to exercise their appraisal rights must properly perfect their appraisal rights and fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the adoption of the Merger Agreement if the Merger is not being effected as a short-form merger but rather is being consummated following approval thereof at a meeting of the Company's stockholders (a "Long-Form Merger") or (y) within twenty (20) days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available if the Merger is being effected as a short-form merger without a vote of the Company's stockholders. If the Merger is approved by a vote of stockholders at a meeting, written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or against the adoption of the Merger Agreement, and voting against, abstaining from voting, or failing to vote on the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. Also in such case, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time and otherwise comply with the provisions of Section 262 of the DGCL.

        A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

        A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a Long-Form Merger and within twenty (20) days following the mailing of the Notice of Merger in the case of a short-form merger.

        Remaining Stockholders electing to exercise their appraisal rights under Section 262 of the DGCL must not vote for the adoption of the Merger Agreement. Voting in favor of the adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to adopt the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

        Within one hundred twenty (120) days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

        Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 of the DGCL could be more than, the same as, or less than the Offer Price, if they do seek appraisal of their Shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under Section 262 of the DGCL. We likely would cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Shares is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and imposed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

        Any Remaining Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

        At any time within sixty (60) days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Offer Price for his or her Shares. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of

Chancery within one hundred twenty (120) days after the Effective Time, each stockholder's rights to appraisal shall cease and all stockholders shall be entitled to receive the Offer Price for each Share. Inasmuch as the Company has no obligation to file such a petition, and we have no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

        The preservation and exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights will result in the loss of those rights. The foregoing summary of the appraisal rights of stockholders under the DGCL is not a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL and is qualified in its entirety by reference to the DGCL.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS WHO DO NOT TENDER THEIR SHARES IN THE OFFER IF THE MERGER IS COMPLETED. STOCKHOLDERS WHO DO NOT TENDER THEIR SHARES IN THE OFFER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        STOCKHOLDERS WHO TENDER THEIR SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

13. Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser and Parent. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    The Shares are quoted on NYSE Amex. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of NYSE Amex for continued quotation on NYSE Amex. The rules of NYSE Amex establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Shares from NYSE Amex. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of NYSE Amex for continued quotation and the quotation of the Shares is discontinued, the market for the Shares would be adversely affected.

        Following the consummation of the Offer, it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record.

        Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for quotation on AMEX. After consummation of the Offer, Parent and Purchaser currently intend to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as the requirements for termination of registration are met.

14. Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement until the earlier of (a) such time as directors elected by Parent pursuant to the Merger Agreement constitute at least a majority of the Company Board and (b) the Effective Time, except with the prior written consent of Parent or as required by or specifically permitted under the Merger Agreement, neither the Company nor its subsidiary will declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities.

15. Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer, and subject to the Merger Agreement and any applicable rules and regulations of the SEC, Purchaser will not be required to accept for payment or pay for any validly tendered Shares pursuant to the Offer if, at any time on or after the date of the

Merger Agreement and before the expiration of the Offer, any of the following conditions exists and is continuing at the Expiration Time:

          (a)   by 11:59 p.m., New York City Time, on the Expiration Date, the number of Shares validly tendered in the Offer and not withdrawn, together with the Shares then beneficially owned by Parent or Purchaser (if any), does not represent at least 75% of all outstanding securities entitled to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option) (the "Minimum Condition");

          (b)   any waiting period under the HSR Act or other Antitrust Law applicable to the Offer, the Merger or the Transactions or has not expired or been terminated.

        Purchaser will not be required to accept for payment or pay for any validly tendered Shares pursuant to the Offer, if at any time after February 21, 2012, and before acceptance for payment of any of the Shares, any of the following conditions have not been satisfied or (subject to the applicable rules and regulations of the SEC) waived, and are existing and continuing at the Expiration Time:

              (i)  there shall have been any law or judgment enacted or deemed applicable to the Offer or Merger by any governmental entity the effect of which is to make illegal or otherwise prohibit, enjoin or restrain consummation of the Offer or the Merger;

             (ii)  there shall be instituted a proceeding by any governmental entity seeking any of the consequences referred to in paragraph (i);

            (iii)  there shall have occurred a Material Adverse Effect;

            (iv)  (x) any representations and warranties of the Company contained in the Merger Agreement that are qualified by reference to materiality or Material Adverse Effect are not true and correct as of the date of the Merger Agreement and the Acceptance Time (except to the extent that any such representations speak as of a specified date, in which case only as of such specified date) and (y) any representations and warranties of the Company contained in the Merger Agreement that are not qualified by reference to materiality or Material Adverse Effect are not true and correct as of the date of the Merger Agreement and the Acceptance Time (except to the extent that any such representations speak as of a specified date, in which case only as of such specified date), other than for such failures to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) that has not had or would not reasonably be expected to have a Material Adverse Effect;

             (v)  any of the representations of the Company contained in the Merger Agreement relating to the Company's (i) organization, standing and power, (ii) subsidiary, (iii) capitalization, (iv) authority to enter into, and due execution and delivery, and enforceability of, the Merger Agreement and (v) filing of SEC documents and undisclosed liabilities are not true and correct as of February 21, 2012 and the Acceptance Time (except to the extent that any such representations speak as of a specified date, in which case only as of such specified date, and except, with respect to the Company's representation related to capitalization, immaterial changes in the Company's capitalization); or

            (vi)  the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement.

        The foregoing conditions are for the benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15—"Certain Conditions of the Offer".

        State Takeover Statutes.    A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to, or govern actions following, attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through its subsidiary, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes (other than Section 203 of the DGCL as described below) purport to apply to the Offer or the Merger, Parent and Purchaser believe that those laws conflict with U.S. Federal law and are an unconstitutional burden on interstate commerce. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In 1988, a U.S. Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the

Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other exceptions, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company Board has taken all appropriate action to cause the restrictions contained in Section 203 of the DGCL and any other applicable anti-takeover laws not to be applicable to the Merger Agreement and the transactions contemplated thereby. As such, the restrictions contained in Section 203 of the DGCL will not apply to the Company, Parent, Purchaser or their respective affiliates in connection with the Offer, the Merger, the Merger Agreement or the other transactions contemplated thereby.

        Purchaser is not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Certain Conditions of the Offer".

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Purchaser's acquisition of the Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 30-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Parent and the Company intend to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger shortly and, as such, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, 30 calendar days after such filing, unless earlier terminated by the FTC and the Antitrust Division, or Parent or the Company, as applicable, receives a request for additional information or documentary material prior to that time. If within the 30-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent or the Company, as applicable, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 30 calendar days following the date of Parent's and the Company's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional 30-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

        The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

        Other Foreign Laws.    The Company and Parent and certain of their respective subsidiaries and affiliates conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer or the Merger.

        Parent and the Company are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable. If any such laws are applicable or any foreign governmental entity takes an action prior to the completion of the Offer, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15—"Certain Conditions of the Offer".

17. Fees and Expenses.

        Parent and Purchaser have retained D.F. King Co., Inc. to act as the Information Agent and Wells Fargo Bank, N.A. to act as the Depositary and Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent will receive reasonable and customary compensation for its services in connection with the Offer, and the Information Agent and the Depositary will each be reimbursed for reasonable expenses and will each be indemnified against certain liabilities and expenses in connection therewith.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent as described herein) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous.

        The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Purchaser, the Depositary, or the Information Agent for the purpose of the Offer.

        Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, of which this Offer to Purchase forms a part, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

 SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS
OF PARENT AND PURCHASER

I.
Directors and Executive Officers of Parent.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Parent. The current business address of each person is 4000 Legato Road, Suite 600, Fairfax, Virginia 22033, and the current business phone number of each person is (703) 891-8200.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
S. Bradford Antle, United States of America	Function at Parent: Director and Chief Executive Officer
Mr. Antle has held the position of Chief Executive Officer of Salient since August 2009. Prior to joining Salient, Mr. Antle served on the Board of Directors of SI International, as well as Chief Executive Officer of SI International from September 2005 until December 2008 and as President of SI International from 2001 to 2008. He previously served as Chief Operating Officer of SI International from 2001 until 2005, and as Executive Vice President from 1999 until his promotion to Chief Operating Officer. From 1996 to 1999, he served as the Director of Washington Technical Operations for Lockheed Martin, and from 1992 to 1996 he served in positions with Martin Marietta, a predecessor entity of Lockheed Martin. From 1985 to 1992, he served in various capacities for General Electric. Mr. Antle currently serves on the boards of the Northern Virginia Technology Council as the Chair, the National Defense Industry Association and Tech America, all of which are industry non-profit entities, and the Boys and Girls Club of Greater Washington, D.C., which is a charity non-profit entity. Mr. Antle is also on the advisory board of OnPoint, Inc., a small business in the government information technology space.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ray J. Oleson, United States of America	Function at Parent: Director and Chairman of the Board of Directors
Mr. Oleson has held the position of Chairman of the Board of Directors of Salient since August 2009. Prior to joining Salient, Mr. Oleson served as Chairman of the Board of Directors of SI International from the time he founded SI International in October 1998 until December 2008. He previously served as Chief Executive Officer of SI International from October 1998 until September 2006. He has held industry executive positions since 1977 and industry management positions since 1969. From 1990 to 1996, he served as President and Chief Operating Officer of CACI, Inc., the primary wholly owned subsidiary of CACI International Inc. From 1987 to 1990, Mr. Oleson served as the Operating Division President of one of CACI's business units focused on federal government business. From 1985 to 1987, he served as President and Chief Operating Officer of Systems and Applied Sciences Corporation and from 1984 to 1985, he served as Vice President, Marketing for the same company. From 1977 to 1984, Mr. Oleson served as a Vice President of Computer Sciences Corporation. Mr. Oleson currently serves on the Board of Directors of AFCEA International and Enterprise Solutions Division for the Information Technology Association of America, both of which are non-profit professional associations.
Bill Parker, United States of America	Function at Parent: Chief Operating Officer
Mr. Parker has held the position of Chief Operating Officer of Salient since January 2010. Prior to joining Salient, Mr. Parker served as a consultant to SI International from August 2001 to March 2002 and worked with Salient's founders at CACI, where he served as Operations Executive Vice President from 1995 to 1998, as well as Executive Vice President and Director of Business Development from 1992] to 1998. He has also held several executive positions, including Chief Operating Officer of NCI Information Systems, Inc.; President of Karta Technologies, during which he managed its sale to NCI; President of Pinkerton Computer Consultants GSD, during which he managed its sale to Kforce; and Chief Executive Officer of a public internet company. Mr. Parker graduated from the United States Naval Academy and served for six (6) years in active duty.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kay R. Curling, United States of America	Function at Parent: Senior Vice President, Human Resources
Ms. Curling has held the position of Senior Vice President of Human Resources of Salient since July 2010. Prior to joining Salient, Ms. Curling served as Vice President of Human Resources of SI International from May 2008 to December 2008 and as Vice President of Human Resources of Serco from December 2008 to July 2010. She has twenty years of experience in HR leadership positions with SRA International, Inc. and has had key leadership roles in due diligence and transition for twelve acquisitions. Ms. Curling is a thought leader in employee engagement and retention strategies and the creator and leader of national and regional award winning HR programs and teams. She currently serves on the Virginia State Board of Health, to which she was appointed by the Governor.
Thomas E. Lloyd, United States of America	Function at Parent: Vice President, Corporate Development
Mr. Lloyd has held the position of Vice President of Corporate Development of Salient since June 29, 2009. Prior to joining Salient, Mr. Lloyd was a co-founder of SI International in October 1998 and held various positions at SI International until 2008. Mr. Lloyd led sourcing and due diligence for all nine (9) SI International acquisitions. He was a key IPO member in the process of taking SI International public in 2002. Prior to SI International, he served in a similar capacity for over twenty (20) years with Ray Oleson at CACI. Mr. Lloyd has also served as a career officer with the United States Air Force.
Thomas E. Dunn, United States of America	Function at Parent: Executive Vice President and Chief Financial Officer
Mr. Dunn has held the positions of Executive Vice President and Chief Financial Officer of Salient since January 2010. Prior to joining Salient, Mr. Dunn served as the Chief Financial Office of SI International from 2001 until 2008. During that time period, he orchestrated multiple credit facilities and took part in an IPO and two (2) follow-on equity offerings with SI International. Prior to SI International, Mr. Dunn held several executive and management positions, including Chief Financial Officer of America One Communications from 1998 until 2000; Chief Financial Officer of Government Systems (GSI) from 1993 until 1998; Vice President Finance of Computer Sciences from 1980 until 1993; and Senior Auditor of Price Waterhouse Coopers from 1976 until 1980.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Thomas B. Pettit III, United States of America	Function at Parent: Vice President, Process & Integration
Mr. Pettit has held the position of Vice President of Process & Integration of Salient since June 29, 2010. Prior to joining Salient, Mr. Pettit served as Senior Vice President for SI International Applications Development from 2000 until 2009, during which period he led various portions of due diligence for four (4) completed acquisitions for SI International. Prior to SI International, Mr. Pettit served as the Director of Engineering for a $700M Business Unit for Lockheed Martin from 1992 to 2000. He is the founder and owner of a small IT company where he served as President from 1983 to 1992, and he has also served as a United States Army officer from 1971 to 1998, with eight (8) years in active force and twenty-two (22) years in the Reserves.
Stephen McCollam Hunt, United States of America	Function at Parent: Vice President and Chief Information Officer
Mr. Hunt has held the position of Vice President and Chief Information Officer of Salient since June 29, 2010. Prior to joining Salient, Mr. Hunt served as Chief Information Officer at SI International from August 16, 2000 to December 31, 2010. He has integrated nine (9) companies into a "One Company" infrastructure and has led the design and construction of a three (3)-building, 181,000 sq ft campus in Colorado Springs. His experience includes guiding IT, industrial security and facility high-performance teams and serving as a senior program manager in several companies, including CACI from 1985 to 1988, Teradata Corporation from 1988 to 1991, CACI from 1991 to 1995, SSDS from 1995 to 1998 and Vista Information Technologies from 1998 to 2000. Prior to joining CACI, Mr. Hunt had a twenty (20)-year career in the United States Air Force, which he retired from in 1985.
Tim May, United States of America	Function at Parent: Senior Vice President and Chief Marketing Officer
Mr. May has held the positions of Senior Vice President and Chief Marketing Officer of Salient since December 2011. Prior to joining Salient, Mr. May served as Senior Vice President of Business Development for Apptis, where he built a strong marketing and sales function to win substantial new business. Mr. May also spent nearly twenty (20) years with EDS, now HP Enterprise Services, rising from the technical and program management ranks to Vice President of Sales. He is a federal business industry veteran with more than thirty (30) years in the information technology industry supporting the federal and commercial markets and has been a key contributor in senior level positions with early stage entities, as well as large and mid-tier systems integrators. His career spans software engineering, program management, division executive, direct sales and sales leadership, having successfully led sales organization in a collaborative manner that positioned and achieved corporate growth goals.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Walter C. Florence, United States of America	Function at Parent: Director
Mr. Florence has served on the Board of Directors of Salient since June 2010. As a current Managing Director of Frontenac Company, Mr. Florence focuses on service companies across a range of markets. Mr. Florence joined Frontenac Company in 1995. Prior to joining Frontenac Company, he worked with Bear, Stearns & Co., Inc. Mr. Florence previously served on the board of SI International and currently serves on the boards of Aspire Media, LLC, H-E Parts International, LLC, Salient Solutions LLC, Sigma International Group, Inc. and Wenner Bread Products, Inc. He also currently serves on the board of directors of the Association of Corporate Growth—Chicago Chapter and the Illinois Venture Capital and Private Equity Association, the board of advisors of Kellogg's Heizer Center for Private Equity and Venture Capital and the board of directors of the Children's Memorial Hospital of Chicago, Foundation.
Michael Langdon, United States of America	Function at Parent: Director
Mr. Langdon has served on the Board of Directors of Salient since June 2010. As a current Principal of Frontenac Company, Mr. Langdon focuses on investments in healthcare services and business services. Mr. Langdon joined Frontenac Company in 2001. Prior to joining Frontenac Company, he worked with Genstar Capital and DLJ Merchant Banking Partners.
Paul Fishbin, United States of America	Function at Parent: Director
Mr. Fishbin has served on the Board of Directors of Salient since June 2010. As a current Managing Director for Hancock Capital Management, Mr. Fishbin is responsible for sourcing, evaluating, negotiating and monitoring mezzanine and equity investments. Mr. Fishbin joined Hancock Capital Management in 2001. Prior to joining Hancock Capital Management, he spent fifteen (15) years in commercial and investment banking with CitiGroup, Dillon Read/UBS and Putnam Lovell.
David Deptula, Lt. Gen., USAF, Ret., United States of America	Function at Parent: Director
Lieutenant General Deptula (Ret.) has served on the Board of Directors of Salient since November 2010. Lieutenant General David A. Deptula (Ret.) is a thought leader on defense, strategy, and intelligence, surveillance, and reconnaissance (ISR). He is currently Chief Executive Officer for MAV6, LLC, a high technology company whose focus is providing situation awareness. A highly decorated military officer with over 3,000 hours (400 in combat) and multiple commands in the F-15, he transitioned from the U.S. Air Force (USAF) in 2010 after more than thirty (30) years of service. He is a world-recognized leader and pioneer in conceptualizing, planning and executing national security operations from humanitarian relief to major regional conflict having accomplished several "firsts" in the command of joint forces, planning and execution of aerospace power, ISR and improved international relationships.

II.
Directors and Executive Officers of Purchaser.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Purchaser. The current business address of each person is 4000 Legato Road, Suite 600, Fairfax, Virginia 22033, and the current business phone number of each person is (703) 891-8200.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
S. Bradford Antle, United States of America	Function at Purchaser: Director, President and Chief Executive Officer
See response for Parent.
Walter C. Florence, United States of America	Function at Purchaser: Director
See response for Parent.
Thomas E. Dunn, United States of America	Function at Purchaser: Chief Financial Officer, Secretary and Treasurer
See response for Parent.

        The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:
Wells Fargo Bank, N.A.

By Mail: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	By Hand or Overnight Courier: (Until 6:00 P.M. New York City Time on Expiration Date) Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be addressed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokerage Firms Please Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 967-5079
Email: tender@dfking.com

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER